Exhibit 99.2

AGREEMENT AND PLAN OF MERGER

by and between

VALRICO BANCORP, INC.

and

CENTERSTATE BANKS OF FLORIDA, INC.

Dated as of

November 14, 2006

		Page
5.15	Material Contracts	19
5.16	Legal Proceedings	20
5.17	Reports	20
5.18	Statements True and Correct	20
5.19	Tax and Regulatory Matters	21
5.20	Offices	21
5.21	Data Processing Systems	21
5.22	Intellectual Property	21
5.23	Administration of Trust Accounts	22
5.24	Advisory Fees	22
5.25	Regulatory Approvals	22
5.26	Opinion of Counsel	22
5.27	Repurchase Agreements; Derivatives Contracts	22
5.28	Antitakeover Provisions	22
5.29	Transactions with Management	23
5.30	Deposits	23
5.31	Accounting Controls	23
5.32	Deposit Insurance	23
5.33	Registration Obligations	23
5.34	Financing Documents	23

ARTICLE 6 REPRESENTATIONS AND WARRANTIES OF CBF		24

6.1	Organization, Standing and Power	24
6.2	Authority; No Breach By Agreement	24
6.3	Capital Stock	24
6.4	Reports and Financial Statements	25
6.5	Absence of Undisclosed Liabilities	25
6.6	Absence of Certain Changes or Events	25
6.7	Compliance with Laws	26
6.8	Legal Proceedings	26
6.9	Statements True and Correct	26
6.10	Tax and Regulatory Matters	27
6.11	Regulatory Approvals	27
6.12	Opinion of Counsel	28

ARTICLE 7 CONDUCT OF BUSINESS PENDING CONSUMMATION		27

7.1	Covenants of Both Parties	27
7.2	Covenants of VBI	28
7.3	Covenants of CBF	31
7.4	Adverse Changes in Condition	31

		Page
11.7	Brokers and Finders	59
11.8	Governing Law	59
11.9	Counterparts	59
11.10	Captions	59
11.11	Enforcement of Agreement	59
11.12	Severability	59
11.13	Construction of Terms	60
11.14	Schedules	60
11.15	Exhibits and Schedules	60

AGREEMENT AND PLAN OF MERGER

THIS AGREEMENT AND PLAN OF MERGER (this “Agreement”) is made and entered into as of November 14, 2006, by and between VALRICO BANCORP, INC. (“VBI”), a corporation organized and existing under the laws of the State of Florida, with its principal office located in Valrico, Florida, and CENTERSTATE BANKS OF FLORIDA, INC. (“CBF”), a corporation organized and existing under the laws of the State of Florida, with its principal office located in Winter Haven, Florida.

Preamble

The Boards of Directors of VBI and CBF are of the opinion that the transactions described herein are in the best interests of the parties and their respective stockholders. This Agreement provides for the merger (the “Merger”) of VBI with and into CBF. At the Effective Time of such Merger, the outstanding shares of the capital stock of VBI shall be converted into the right to receive shares of the common stock of CBF and/or cash (as provided herein). The Merger is subject to the approvals of the stockholders of VBI, the Florida Department of Financial Services and the Federal Reserve Board, and the satisfaction of certain other conditions described in this Agreement. It is the intention of the parties to this Agreement that, for federal income tax purposes, the merger shall qualify as a “reorganization” within the meaning of Section 368(a) of the IRC.

Certain terms used in this Agreement are defined in Section 11.1 of this Agreement.

NOW, THEREFORE, in consideration of the above and the mutual warranties, representations, covenants and agreements set forth herein, the parties agree as follows:

ARTICLE 1

TRANSACTIONS AND TERMS OF MERGER

1.1 Merger. Subject to the terms and conditions of this Agreement, at the Effective Time, VBI shall be merged with and into CBF in accordance with the provisions of Section 607.1107 of the FBCA and with the effect provided in the applicable provisions of the FBCA. CBF shall be the Surviving Corporation resulting from the Merger and shall continue to be governed by the Laws of the State of Florida. The Merger shall be consummated pursuant to the terms of this Agreement, which has been approved and adopted by the CBF Board and the VBI Board.

1.2 Time and Place of Closing. The place of Closing shall be at the offices of CBF, Winter Haven, Florida, or such other place as may be mutually agreed upon by the Parties. Subject to the terms and conditions hereof, unless otherwise mutually agreed upon in writing by the chief executive officers of each Party, the Closing will take place at 9:00 A.M. Eastern Standard Time on the first business day of the month immediately subsequent to the month in which the closing conditions set forth in Article 9 below have been satisfied (or waived pursuant to Section 11.4 of this Agreement).

1.3 Effective Time. The Merger and other transactions provided for in this Agreement shall become effective: (a) on the date and at the time that the Articles of Merger reflecting the Merger shall be accepted for filing by the Secretary of State of Florida, or (b) on such date and at such time subsequent to the date and time established pursuant to subsection 1.3(a) above as may be specified by the Parties in the Articles of Merger (such time is hereinafter referred to as the “Effective Time”). Unless CBF and VBI otherwise mutually agree in writing, the Parties shall use their commercially reasonable efforts to cause the Effective Time to occur on the date of Closing.

1.4 Director Agreements. Concurrently with the execution of this Agreement and as a material condition hereto, each member of the VBI Board and Board of Directors of VBI Bank has executed and delivered a Stockholders Agreement in the form attached as Exhibit A hereto and a Non-Competition Agreement Related to the Sale of Goodwill in the form attached as Exhibit B hereto (collectively the “Director Agreements”).

ARTICLE 2

EFFECT OF MERGER

2.1 Articles of Incorporation. The Articles of Incorporation of CBF in effect immediately prior to the Effective Time shall be the Articles of Incorporation of the Surviving Corporation immediately following the Effective Time.

2.2 Bylaws. The Bylaws of CBF in effect immediately prior to the Effective Time shall be the Bylaws of the Surviving Corporation immediately following the Effective Time, until otherwise amended or repealed.

2.3 Officers and Directors. The incumbent officers and directors of CBF immediately prior to the Effective Time shall be the officers and directors of the Surviving Corporation.

ARTICLE 3

CONVERSION OF CONSTITUENTS’ CAPITAL SHARES

3.1 Manner of Converting Shares. Subject to the provisions of this Article 3, at the Effective Time, by virtue of the Merger and without any further action on the part of CBF, VBI or the holders of any shares thereof, the shares of the constituent corporations shall be converted as follows:

(a) each share of CBF Common Stock issued and outstanding immediately prior to the Effective Time shall remain issued and outstanding from and after the Effective Time.

(b) Subject to the potential adjustment provided for in Section 3.2 below, each share of VBI Common Stock (excluding shares held by any VBI Company, other than in a fiduciary capacity or as a result of debts previously contracted, and excluding shares held by stockholders who perfect their dissenters’ rights of appraisal as provided in Section 3.4 of this Agreement) issued and outstanding at the Effective Time shall cease to be outstanding and shall be converted into and exchanged for the right to receive shares of CBF Common Stock and/or cash as set forth in this Section 3.1.

(c) Holders of VBI Common Stock may elect to receive shares of CBF Common Stock or cash in exchange for their shares of VBI Common Stock. The total number of shares of VBI Common Stock to be converted into CBF Common Stock (the “Stock Consideration pursuant to this Agreement (the “Stock Conversion Number”) shall not be less than 235,900 shares (65% times 362,923 total VBI common shares outstanding) nor more than 254,046 shares (70% times 362,923 total VBI common shares outstanding). All shares of VBI Common Stock not exchanged for CBF Common Stock shall be exchanged for $105.06 in cash per share (the “Cash Consideration”).

(d) At the election of holders of VBI Common Stock, each share of VBI Common Stock may be exchanged for 5.25 shares of Centerstate Common Stock (the “Exchange Ratio”), subject to the election restrictions set forth above and below.

(e) An Election Form, in such form as CBF and VBI mutually agree (“Election Form”), will be included in, and sent with the Proxy Statement/Prospectus, which shall be mailed to each holder of record of VBI Common Stock entitled to vote at VBI Stockholders’ Meeting, permitting such holder, subject to the allocation and election procedure set forth herein:

(i) to specify the number of shares of VBI Common Stock owned by such holder with respect to which the holder desires to receive Cash Consideration (a “Cash Election”) in accordance with the provisions stated herein;

(ii) to specify the number of shares of VBI Common Stock owned by such holder with respect to which such holder desires to receive Stock Consideration (a “Stock Election), or;

(iii) to indicate that such record holder has no preference as to the receipt of Stock Consideration or Cash Consideration for such shares (a “Non-Election”).

Holders of record of shares of VBI Common Stock who hold such shares as nominees, trustees or in other representative capacities (a “Representative”) may submit multiple Election Forms, provided that each such Election Form covers all the shares of VBI Common Stock held by each representative for a particular beneficial owner.

Any shares of VBI Common Stock with respect to which the holder thereof shall not, as of the Election Deadline (defined below), have made an election by submission to VBI of an effective, properly completed Election Form shall be deemed Non-Election shares. Any Dissenting Shares shall be deemed shares subject to an all Cash Election.

Any holder of VBI Common Stock shall have the right to change his or her election to a Cash Election or Stock Election at any time prior to the Election Deadline (as defined in subparagraph 3.1(f) below) by submitting a new Election Form to VBI.

(f) The term “Election Deadline” shall mean the same deadline for return of the proxy card relating to the shareholder vote pursuant to the proposed Merger at the VBI

Stockholders’ Meeting. An election shall have been properly made only if VBI shall have actually received a properly completed Election Form by the Election Deadline. Subject to the terms of this Definitive Agreement and of the Election Form, CBF and the Exchange Agent shall have discretion to determine whether any election, revocation or change has been properly or timely made and to disregard immaterial defects in the Election Forms, and any decisions of VBI regarding such matters shall be binding and conclusive. Neither CBF nor the Exchange Agent shall be under any obligation to notify any person of any defect in an Election Form.

(g) As soon as practicable, but in no event more than two (2) business days after the Election Deadline, VBI shall deliver to CBF a schedule (the “Exchange Schedule”), certified by VBI’s corporate secretary, whereby VBI has calculated the amount of cash and CBF Common Stock that each VBI shareholder shall be entitled to receive, listed by VBI stock certificate number, pursuant to the provisons of Article 3 hereof. Such Exchange Schedule shall be reviewed by CBF within five (5) business days after receipt by CBF.

(h) The “Stock Election Number” means the aggregate number of shares of VBI Common Stock with respect to which Stock Elections have been made. The “Cash Election Number” means the aggregate number of shares of VBI Common Stock with respect to which Cash Elections have been made.

(i) If the Stock Election Number exceeds 254,046, then:

(i) all Non-Election shares of each holder of VBI Common Stock shall be converted into the right to receive the Cash Consideration, and,

(ii) All Stock Election shares of each holder of VBI Common Stock will be adjusted, on a pro-rata basis, such that the aggregate number of shares of VBI Common Stock electing stock consideration equals 254,046. Such adjustment (the “Adjusted Stock Election”) shall be determined as follows: the number of Adjusted Stock Election shares that each holder of VBI Common Stock who properly elected Stock Consideration will be entitled to receive shall equal the product obtained by multiplying (x) the number of Stock Election shares held by such holder by (y) a fraction, the numerator of which is 254,046 and the denominator of which is the Stock Election Number. The Adjusted Stock Election shares shall then be converted into the right to receive shares of CBF Common Stock determined by multiplying the number of Adjusted Stock Election shares by 5.25, with any fractional shares being converted into cash at the rate of $105.06 for each whole share of VBI Common Stock. The remaining number of such holder’s Stock Election shares shall be converted into the right to receive the Cash Consideration.

(j) If the Stock Election Number is less than 235,900, then;

(i) all Non-Election shares of each holder of VBI Common Stock or, if less than all, such number of Non-Election shares as necessary to reduce the aggregate number of shares of VBI Common Stock receiving Cash Consideration to 127,023 (allocated on a prorata basis), shall be converted into the right to receive the Stock Consideration; and

(ii) to the extent that the aggregate number of shares of VBI Common Stock that are to be allocated Stock Consideration after the conversion (noted in subparagraph (j)(i)

hereof) of Non-Election shares still is less than 235,900; then the Cash Election shares of each holder of VBI Common Stock, will be adjusted such that the aggregate number of shares of VBI Common Stock electing Stock Consideration equals 235,900. Such adjustment (the “Adjusted Cash Election”) shall be determined as follows: the number of Adjusted Cash Election shares that each holder of VBI Common Stock will be entitled to exercise shall equal the product obtained by multiplying (X) the number of Cash Election shares held by such holder by (Y) a fraction, the numerator of which is 127,023 and the denominator of which is the Cash Election Number. The Adjusted Cash Election shares are then converted into the right to receive Cash Consideration by multiplying the Adjusted Cash Election shares by $105.06. The remaining number of such holder’s Stock Election shares shall be converted into the right to receive the Stock Consideration.

(k) If the Stock Election Number is higher than 235,900 and lower than 254,046, then, all holders who have submitted a proper and timely Election Form shall be converted into the right to receive Stock Consideration and/or Cash Consideration as they have properly elected. In such event, all Non-Election Shareholders shall be converted into the right to receive the Cash Consideration only.

(l) All outstanding and unexercised options to purchase shares of VBI Common Stock pursuant to the VBI Stock Option Plans (a “VBI Option”) will cease to represent an option to purchase VBI Common Stock at the Effective Time and will be converted automatically into the right to receive a cash payment at the Effective Time equal to $79.06 per share represented by such VBI Option, or $371,819.18 in the aggregate.

3.2 Anti-Dilution Provisions. In the event CBF changes the number of shares of CBF Common Stock issued and outstanding prior to the Effective Time as a result of a stock split, stock dividend or similar recapitalization with respect to such stock and the record date therefor shall be prior to the Effective Time, the Exchange Ratio shall be proportionately adjusted as needed to preserve the relative economic benefit to the Parties.

3.3 Shares Held by VBI. Each of the shares of VBI Common Stock held by any VBI Company, other than in a fiduciary capacity or as a result of debts previously contracted, shall be canceled and retired at the Effective Time and no consideration shall be issued in exchange therefor.

3.4 Dissenting Stockholders. Any holder of shares of VBI Common Stock who perfects his dissenter’s rights of appraisal in accordance with and as contemplated by Section 607.1320 of the FBCA (the “Dissenter Provisions”) shall be entitled to receive the value of such shares in cash as determined pursuant to such provision of Law; provided, however, that no such payment shall be made to any dissenting stockholder unless and until such dissenting stockholder has complied with the applicable provisions of the FBCA and surrendered to the Surviving Corporation the certificate or certificates representing the shares for which payment is being made; provided, further, nothing contained in this Section 3.4 shall in any way limit the right of CBF to terminate this Agreement and abandon the Merger pursuant to subsection 10.1(i) below. If any dissenting stockholder gives notice to VBI, VBI will promptly give CBF notice thereof, and CBF will have the right to participate in all negotiations and proceedings with respect to any such demands. VBI will not, except with the prior written consent of CBF, voluntarily make any payment with respect to, or settle or offer to settle, any such demand for payment. In the event that after the Effective Time a dissenting stockholder of VBI fails to perfect, or effectively withdraws or loses, his right to appraisal and of payment for his shares, the Surviving Corporation shall issue and deliver the consideration to which such holder of shares of VBI Common Stock is entitled under this Article 3 (without interest) upon surrender by such holder of the certificate or certificates representing shares of VBI Common Stock held by him.

3.5 Fractional Shares. No certificates or scrip representing fractional shares of CBF Common Stock shall be issued upon the surrender of certificates for exchange; no dividend or distribution with respect to CBF Common Stock shall be payable on or with respect to any fractional share; and such fractional share interests shall not entitle the owner thereof to vote or to any other rights of a stockholder of CBF. In lieu of any such fractional share, CBF shall pay to each former stockholder of VBI who otherwise would be entitled to receive a fractional share of CBF Common Stock an amount in cash (without interest) determined by multiplying (a) $105.06 by (b) the fraction of a share of CBF Common Stock to which such holder would otherwise be entitled.

ARTICLE 4

EXCHANGE OF SHARES

4.1 Exchange Procedures. As soon as practicable, but in no event more than two (2) business days after CBF confirms and accepts the Exchange Schedule from VBI, CBF shall deliver the Exchange Schedule to the Exchange Agent and cause the Exchange Agent to promptly after the Effective Time, mail to the former stockholders of VBI appropriate transmittal materials (which shall specify that delivery shall be effected, and risk of loss and title to the certificates theretofore representing shares of VBI Common Stock shall pass, only upon proper delivery of such certificates to the Exchange Agent). After completion of the allocation procedure set forth in Section 3.1(c)(5) and upon surrender of a certificate or certificates for exchange and cancellation to the Exchange Agent (such shares to be free and clear of all liens, claims and encumbrances), together with a properly executed letter of transmittal, the holder of such certificate or certificates shall be entitled to receive in exchange therefore: (a) a certificate representing that number of whole shares of CBF Common Stock which such holder of VBI Common Stock became entitled to receive pursuant to the provisions of Article 3 hereof and (b) a check representing the aggregate cash consideration, if any, which such holder has the right to receive pursuant to the provisions of Article 3 hereof and the Exchange Schedule, and the VBI Common Stock certificate or certificates so surrendered shall forthwith be cancelled. No interest will be paid or accrued on the Cash Consideration, any cash in lieu of fractional shares, or any unpaid dividends and distributions, if any, payable to holders of certificates for VBI Common Stock. Subject to provision for lost shares as set forth in Section 4.4 hereof, the Surviving Corporation shall not be obligated to deliver the consideration to which any former holder of VBI Common Stock is entitled as a result of the Merger until such holder surrenders his certificate or certificates representing the shares of VBI Common Stock for exchange as provided in this Section 4.1. The certificate or certificates for VBI Common Stock so surrendered shall be duly endorsed as the Exchange Agent may require. Any other provision of this Agreement notwithstanding, neither the Surviving Corporation, CBF nor the Exchange

Agent shall be liable to a holder of VBI Common Stock for any amounts paid or property delivered in good faith to a public official pursuant to any applicable abandoned property Law.

4.2 Rights of Former VBI Stockholders. At the Effective Time, the stock transfer books of VBI shall be closed as to holders of VBI Common Stock immediately prior to the Effective Time, and no transfer of VBI Common Stock by any such holder shall thereafter be made or recognized. Until surrendered for exchange in accordance with the provisions of Section 4.1 of this Agreement, each certificate theretofore representing shares of VBI Common Stock (“VBI Certificate”), other than shares to be canceled pursuant to Section 3.3 of this Agreement or as to which dissenter’s rights of appraisal have been perfected as provided in Section 3.4 of this Agreement, shall from and after the Effective Time represent for all purposes only the right to receive the consideration provided in Section 3.1 of this Agreement in exchange therefor. To the extent permitted by Law, former stockholders of record of VBI Common Stock shall be entitled to vote after the Effective Time at any meeting of CBF stockholders the number of whole shares of CBF Common Stock into which their respective shares of VBI Common Stock (excluding Cash Election Shares) are converted, regardless of whether such holders have exchanged their VBI Certificates for certificates representing CBF Common Stock in accordance with the provisions of this Agreement. Whenever a dividend or other distribution is declared by CBF on the CBF Common Stock, the record date for which is at or after the Effective Time, the declaration shall include dividends or other distributions on all shares issuable pursuant to this Agreement. Notwithstanding the preceding sentence, any person holding any VBI Certificate at or after the Effective Time (the “Cutoff”) shall not be entitled to receive any dividend or other distribution payable after the Cutoff to holders of CBF Common Stock, which dividend or other distribution is attributable to such person’s CBF Common Stock represented by said VBI Certificate held after the Cutoff, until such person surrenders said VBI Certificate for exchange as provided in Section 4.1 of this Agreement. However, upon surrender of such VBI Certificate, both the CBF Common Stock certificate (together with all such undelivered dividends or other distributions, without interest) and any undelivered cash payments (without interest) shall be delivered and paid with respect to each share represented by such VBI Certificate. No holder of shares of VBI Common Stock shall be entitled to receive any dividends or distributions declared or made with respect to the CBF Common Stock with a record date before the Effective Time of the Merger.

4.3 Identity of Recipient of CBF Common Stock. In the event that the delivery of the consideration provided for in this Agreement is to be made to a person other than the person in whose name any certificate representing shares of VBI Common Stock surrendered is registered, such certificate so surrendered shall be properly endorsed (or accompanied by an appropriate instrument of transfer), with the signature(s) appropriately guaranteed, and otherwise in proper form for transfer, and the person requesting such delivery shall pay any transfer or other taxes required by reason of the delivery to a person other than the registered holder of such certificate surrendered or establish to the satisfaction of CBF that such tax has been paid or is not applicable.

4.4 Lost or Stolen Certificates. If any holder of VBI Common Stock convertible into the right to receive shares of CBF Common Stock is unable to deliver the VBI Certificate that represents VBI Common Stock, the Exchange Agent, in the absence of actual notice that any such shares have been acquired by a bona fide purchaser, shall deliver to such holder the shares of CBF Common Stock to which the holder is entitled for such shares upon presentation of the following: (a) evidence to the reasonable satisfaction of CBF that any such VBI Certificate has been lost, wrongfully taken or destroyed; (b) such security or indemnity as may be reasonably requested by CBF to indemnify and hold CBF and the Exchange Agent harmless; and (c) evidence satisfactory to CBF that such person is the owner of the shares theretofore represented by each VBI Certificate claimed by the holder to be lost, wrongfully taken or destroyed and that the holder is the person who would be entitled to present such VBI Certificate for exchange pursuant to this Agreement.

ARTICLE 5

REPRESENTATIONS AND WARRANTIES OF VBI

VBI hereby represents and warrants to CBF as follows:

5.1 Corporate Organization, Standing and Power.

(a) VBI is a corporation duly organized, validly existing and in good standing under the Laws of the State of Florida, and has the corporate power and authority to carry on its business as now conducted and to own, lease and operate its Assets and to incur its Liabilities. VBI is duly qualified or licensed to transact business as a foreign corporation in good standing in the states of the United States and foreign jurisdictions where the character of its Assets or the nature or conduct of its business requires it to be so qualified or licensed, except for such jurisdictions in which the failure to be so qualified or licensed is not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on VBI. VBI has delivered to CBF complete and correct copies of its Articles of Incorporation and Bylaws and the articles of incorporation, bylaws and other, similar governing instruments of each of its Subsidiaries, in each case as amended through the date hereof.

(b) Valrico Capital Trust (the “Trust”) (i) has been duly created and is validly existing and in good standing as a statutory trust under the Delaware Statutory Trust Act, 12 Del. C. 3801, et seq. (the “Statutory Trust Act”), and (ii) has all requisite power and authority to own or lease its properties and assets and to carry on its business as now conducted.

5.2 Authority; No Breach By Agreement.

(a) VBI has the corporate power and authority necessary to execute, deliver and perform its obligations under this Agreement and to consummate the transactions provided for herein. The execution, delivery and performance of this Agreement and the consummation of the transactions provided for herein, including the Merger, have been duly and validly authorized by all necessary corporate action on the part of VBI, subject to the approval of this Agreement by the holders of a majority of the outstanding shares of VBI Common Stock. Subject to such requisite stockholder approval and required regulatory consents, this Agreement represents a legal, valid and binding obligation of VBI, enforceable against VBI in accordance with its terms.

(b) Except as set forth on Schedule 5.2(b), neither the execution and delivery of this Agreement by VBI, nor the consummation by VBI of the transactions provided for herein, nor compliance by VBI with any of the provisions hereof, will (i) conflict with or result in a breach of any provision of VBI’s Articles of Incorporation or Bylaws or the Articles or Certificates of Incorporation or Bylaws of any VBI Company, or (ii) constitute or result in a Default under, or require any Consent pursuant to, or result in the creation of any Lien on any Asset of any VBI Company under, any Contract or Permit of any VBI Company (including, without limitation, under the Indenture, the Declaration of Trust, or any agreements entered into in connection therewith), where failure to obtain such Consent is reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on such VBI Company, or, (iii) subject to receipt of the requisite Consents and approvals referred to in this Agreement, violate or conflict with any Law or Order applicable to any VBI Company or any of their respective Assets.

(c) Except as set forth on Schedule 5.2(c), other than (i) in connection or compliance with the provisions of the Securities Laws and applicable state corporate and securities Laws, (ii) Consents required from Regulatory Authorities, (iii) the approval by the stockholders of VBI of the Merger and the transactions provided for in this Agreement, (iv) notices to or filings with the Internal Revenue Service or the Pension Benefit Guaranty Corporation with respect to any employee benefit plans, and (v) Consents, filings or notifications which, if not obtained or made, are not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on the VBI Company at issue, no notice to, filing with or Consent of, any Person or public body or authority is necessary for the consummation by VBI of the Merger and the other transactions provided for in this Agreement.

5.3 Capital Stock.

(a) The authorized capital stock of VBI consists solely of 1,000,000 shares of VBI Common Stock, of which 362,923 shares are issued and outstanding (none of which is held in the treasury of VBI). All of the issued and outstanding shares of VBI Common Stock are duly and validly issued and outstanding and are fully paid and nonassessable. None of the shares of capital stock, options, or other securities of VBI has been issued in violation of the Securities Laws or any preemptive rights of the current or past stockholders of VBI. Pursuant to the terms of the VBI Stock Option Plans, there are currently outstanding options with the right to purchase a total of 4,703 shares of VBI Common Stock, as more fully set forth in Schedule 5.3 attached hereto.

(b) Except as set forth in Section 5.3(a) of this Agreement, there are no shares of capital stock or other equity securities of VBI outstanding and no outstanding options, warrants, scrip, rights to subscribe to, calls or commitments of any character whatsoever relating to, or securities or rights convertible into or exchangeable for, shares of the capital stock of VBI or contracts, commitments, understandings or arrangements by which VBI is or may be bound to issue additional shares of its capital stock or options, warrants or rights to purchase or acquire any additional shares of its capital stock. VBI has no liability for dividends declared or accrued, but unpaid, with respect to any of its capital stock.

5.4 VBI Subsidiaries.lp6

(a) The VBI Subsidiaries include the Trust and VBI Bank, which is a Florida, FDIC-insured, non-member banking corporation, duly organized, validly existing and in good standing under the Laws of the State of Florida. Each of the VBI Subsidiaries has the corporate power and authority necessary for it to own, lease and operate its Assets and to incur its Liabilities and to carry on its business as now conducted. Each VBI Subsidiary is duly qualified or licensed to transact business as a foreign corporation in good standing in the states of the United States and foreign jurisdictions where the character of its Assets or the nature or conduct of its business requires it to be so qualified or licensed, except for jurisdictions in which the failure to be so qualified or licensed is not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on VBI.

(b) The authorized and issued and outstanding capital stock of each VBI Subsidiary, including without limitation the Trust and VBI Bank, is set forth on Schedule 5.4(b). VBI or VBI Bank owns all of the issued and outstanding shares of capital stock of each VBI Subsidiary (except for the Trust, as to which VBI owns all of the issued and outstanding Common Securities) as defined in the Placement Agreement relating to such Trust). None of the shares of capital stock or other securities of any VBI Subsidiary has been issued in violation of the Securities Laws or any preemptive rights. No equity securities of any VBI Subsidiary are or may become required to be issued by reason of any options, warrants, scrip, rights to subscribe to, calls or commitments of any character whatsoever relating to, or securities or rights convertible into or exchangeable for, shares of the capital stock of any such Subsidiary, and there are no Contracts by which any VBI Subsidiary is bound to issue additional shares of its capital stock or options, warrants or rights to purchase or acquire any additional shares of its capital stock or by which any VBI Company is or may be bound to transfer any shares of the capital stock of any VBI Subsidiary. There are no Contracts relating to the rights of any VBI Company to vote or to dispose of any shares of the capital stock of any VBI Subsidiary. All of the shares of capital stock of each VBI Subsidiary held by a VBI Company are fully paid and nonassessable under the applicable corporation Law of the jurisdiction in which such Subsidiary is incorporated and organized and are owned by the VBI Company free and clear of any Lien. No VBI Subsidiary has any liability for dividends declared or accrued, but unpaid, with respect to any of its capital stock. For purposes of this Section 5.4(b), references to “capital stock” shall be deemed to include membership interests with respect to any VBI Company that is a limited liability company.

(c) The minute books of VBI, VBI Bank and each VBI Subsidiary contain complete and accurate records in all material respects of all meetings and other corporate actions held or taken by their respective shareholders and Boards of Directors (including all committees thereof), since January 1, 1998 (or since such entity’s formation, if later), provided that specific resolutions and minutes in respect of the proposed affiliation of VBI with CBF or other entities have not been included in such materials provided to CBF.

(d) None of the VBI Companies has or is currently engaged in any activities that are not permissible under the BHC Act for a bank holding company.

(e) No VBI Company and no employee or agent thereof is registered or required to be registered as an investment adviser or broker/dealer under the Securities Laws. All activities with respect to the solicitation, offer, marketing and/or sale of securities under “networking” or similar arrangements: (i) are and have at all times been conducted in accordance with all applicable Laws, including without limitation the Securities Laws and all state and federal banking laws and regulations, and (ii) satisfy the definition of a “Third Party Brokerage Arrangement” under Section 201 of the Gramm-Leach-Bliley Act and regulations promulgated thereunder. There has been no misrepresentation or omission of a material fact by any VBI Company and/or their respective agents in connection with the solicitation, marketing or sale of any securities, and each customer has been provided with any and all disclosure materials as required by applicable Law.

5.5 Financial Statements. (a) VBI previously has provided to CBF copies of all VBI Financial Statements and VBI Call Reports for periods ended prior to the date hereof, and VBI will deliver to CBF promptly copies of all VBI Financial Statements and VBI Call Reports prepared subsequent to the date hereof. The VBI Financial Statements (as of the dates thereof and for the periods covered thereby) (i) are or, if dated after the date of this Agreement, will be in accordance with the books and records of the VBI Companies, which are or will be, as the case may be, complete and correct and which have been or will have been, as the case may be, maintained in accordance with applicable legal and accounting principles and reflect only actual transactions, and (ii) present or will present, as the case may be, fairly the consolidated financial position of the VBI Companies as of the dates indicated and the consolidated results of operations, changes in stockholders’ equity and cash flows of the VBI Companies for the periods indicated, in accordance with GAAP (subject to exceptions as to consistency specified therein or as may be indicated in the notes thereto or, in the case of interim financial statements, to normal recurring year-end audit adjustments that are not material). The VBI Call Reports have been prepared in material compliance with (A) the rules and regulations of the respective federal or state banking regulator with which they were filed, and (B) regulatory accounting principles, which principles have been consistently applied during the periods involved, except as otherwise noted therein.

5.6 Absence of Undisclosed Liabilities. No VBI Company has any Liabilities that have or are reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on VBI, except Liabilities accrued or reserved against in the consolidated balance sheets of VBI as of September 30, 2006, included in the VBI Financial Statements or reflected in the notes thereto, except as set forth on Schedule 5.6. No VBI Company has incurred or paid any Liability since September 30, 2006, except for such Liabilities incurred or paid in the ordinary course of business consistent with past business practice and which are not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on VBI.

5.7 Absence of Certain Changes or Events. Except as set forth on Schedule 5.7, since December 31, 2005 (i) there have been no events, changes or occurrences that have had, or are reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on VBI or its Subsidiaries, including without limitation any change in the administrative or supervisory standing or rating of VBI or VBI Bank with any Regulatory Authority, (ii) the VBI Companies have not taken any action, or failed to take any action, prior to the date of this Agreement, which action or failure, if taken after the date of this Agreement, would represent or result in a material breach or violation of any of the covenants and agreements of VBI provided in Article 7 of this Agreement, and (iii) to VBI’s Knowledge, no fact or condition exists which VBI believes will cause a Material Adverse Effect on VBI or its Subsidiaries in the future, subject to changes in general economic or industry conditions.

5.8 Tax Matters.

(a) All Tax returns required to be filed by or on behalf of any of the VBI Companies have been timely filed or requests for extensions have been timely filed, granted and have not expired, and all returns filed are complete and accurate in all material respects. All Taxes shown as due on filed returns have been paid. There is no audit examination, deficiency, refund Litigation or matter in controversy pending, or to the Knowledge of VBI or VBI Bank, threatened, with respect to any Taxes that might result in a determination that would have, individually or in the aggregate, a Material Adverse Effect on VBI, except as reserved against in the VBI Financial Statements delivered prior to the date of this Agreement. All Taxes and other Liabilities due with respect to completed and settled examinations or concluded Litigation have been fully paid.

(b) None of the VBI Companies has executed an extension or waiver of any statute of limitations on the assessment or collection of any Tax due (excluding such statutes that relate to years currently under examination by the Internal Revenue Service or other applicable taxing authorities) that is currently in effect.

(c) Adequate provision for any Taxes due or to become due for any of the VBI Companies for the period or periods through and including the date of the respective VBI Financial Statements has been made and is reflected on such VBI Financial Statements.

(d) Any and all deferred Taxes of the VBI Companies have been provided for in accordance with GAAP.

(e) None of the VBI Companies is responsible for the Taxes of any other Person other than the VBI Companies under Treasury Regulation 1.1502-6 or any similar provision of federal or state Law.

(f) Except as set forth on Schedule 5.8(f), none of the VBI Companies has made any payment, is obligated to make any payment or is a party to any Contract that could obligate it to make any payment that would be disallowed as a deduction under Section 280G or 162(m) of the IRC.

(g) There has not been an ownership change, as defined in Section 382(g) of the IRC, that occurred during or after any taxable period in which VBI, VBI Bank or any VBI Subsidiaries incurred an operating loss that carries over to any taxable period ending after the fiscal year of VBI immediately preceding the date of this Agreement.

(h) (i) Proper and accurate amounts have been withheld by the VBI Companies from their employees and others for all prior periods in compliance in all material respects with the tax withholding provisions of all applicable federal, state and local Laws and proper due diligence steps have been taken in connection with back up withholding, , (ii) federal, state and local returns have been filed by the VBI Companies for all periods for which returns were due with respect to withholding, Social Security and unemployment taxes or charges due to any federal, state or local taxing authority and (iii) the amounts shown on such returns to be due and payable have been paid in full or adequate provision therefore have been included by VBI in the VBI Financial Statements.

(i) VBI has delivered or made available to CBF correct and complete copies of all Tax returns filed by VBI and each VBI Subsidiary for each fiscal year ended on and after December 31, 2000.

5.9 Loan Portfolio; Documentation and Reports.

(a) (i) Except as disclosed in Schedule 5.9(a)(i), none of the VBI Companies is a creditor as to any written or oral loan agreement, note or borrowing arrangement, including without limitation leases, credit enhancements, commitments and interest-bearing assets (the “Loans”), other than Loans the unpaid principal balance of which does not exceed $25,000 per Loan or $50,000 in the aggregate, under the terms of which the obligor is, as of the date of this Agreement, over 90 days delinquent in payment of principal or interest or in default of any other material provisions.

(ii) Except as otherwise set forth in Schedule 5.9(a)(ii), none of the VBI Companies is a creditor as to any Loan, including without limitation any loan guaranty, to any director, executive officer or 5% stockholder thereof, or to the Knowledge of VBI or VBI Bank, any Person controlling, controlled by or under common control with any of the foregoing.

(iii) All of the Loans held by any of the VBI Companies are in all respects the binding obligations of the respective obligors named therein in accordance with their respective terms, are not subject to any defenses, setoffs or counterclaims, except as may be provided by bankruptcy, insolvency or similar Laws or by general principles of equity, and were solicited, originated and exist in material compliance with all applicable Laws and VBI loan policies, except for deviations from such policies that (a) have been approved by current management of VBI, in the case of Loans with an outstanding principal balance that exceeds $25,000, or (b) in the judgment of VBI management, will not adversely affect the ultimate collectibility of such Loan.

(iv) Except as set forth in Schedule 5.9(a)(iv), none of the VBI Companies holds any Loans in the original principal amount in excess of $25,000 per Loan or $50,000 in the aggregate that have been classified by any bank examiner, whether regulatory or internal, or, in the exercise of reasonable diligence by VBI, VBI Bank or any Regulatory Authority, should have been classified, as “other loans Specifically Mentioned,” “Special Mention,” “Substandard,” “Doubtful,” “Loss,” “Classified,” “Watch List,” “Criticized,” “Credit Risk Assets,” “concerned loans” or words of similar import.

(v) The allowance for possible loan or credit losses (the “VBI Allowance”) shown on the consolidated balance sheets of VBI included in the most recent VBI Financial Statements dated prior to the date of this Agreement was, and the VBI Allowance shown on the consolidated balance sheets of VBI included in the VBI Financial Statements as of dates subsequent to the execution of this Agreement will be, as of the dates thereof, adequate (within the meaning of GAAP and applicable regulatory requirements or guidelines) to provide for losses relating to or inherent in the loan and lease portfolios (including accrued interest receivables) of the VBI Companies and other extensions of credit (including letters of credit and commitments to make loans or extend credit) by the VBI Companies as of the dates thereof. The reserve for losses with respect to other real estate owned (“OREO Reserve”) shown on the most recent Financial Statements and VBI Call Reports were, and the OREO Reserve to be shown on the Financial Statements and VBI Call Reports as of any date subsequent to the execution of this Agreement will be, as of such dates, adequate to provide for losses relating to the other real estate owned portfolio of VBI and VBI Bank as of the dates thereof. The reserve for losses in respect of litigation (“Litigation Reserve”) shown on the most recent Financial Statements and VBI Call Reports and the Litigation Reserve to be shown on the Financial Statements and VBI Call Reports as of any date subsequent to the execution of this Agreement will be, as of such dates, adequate to provide for losses relating to or arising out of all pending or threatened litigation applicable to VBI, VBI Bank and the VBI Subsidiaries as of the dates thereof. Each such reserve described above has been established in accordance with applicable accounting principles and regulatory requirements and guidelines.

(b) The documentation relating to each Loan made by any VBI Company and to all security interests, mortgages and other liens with respect to all collateral for loans is adequate for the enforcement of the material terms of such Loan, security interest, mortgage or other lien, except for inadequacies in such documentation which will not, individually or in the aggregate, have a Material Adverse Effect on VBI.

5.10 Assets; Insurance. The VBI Companies have marketable title, free and clear of all Liens, to all of their respective Assets. One of the VBI Companies has good and marketable fee simple title to the real property described in Schedule 5.10(a) and has an enforceable leasehold interest in the real property described in Schedule 5.10(b), if any, free and clear of all Liens. All tangible real and personal properties and Assets used in the businesses of the VBI Companies are usable in the ordinary course of business consistent with VBI’s past practices. All Assets that are material to VBI’s business on a consolidated basis, held under leases or subleases by any of the VBI Companies are held under valid Contracts enforceable in accordance with their respective terms (except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other Laws affecting the enforcement of creditors’ rights generally and except that the availability of the equitable remedy of specific performance or injunctive relief is subject to the discretion of the court before which any proceedings may be brought), and each such Contract is in full force and effect and there is not under any such Contract any Default or claim of Default by VBI or VBI Bank or, to the Knowledge of VBI or VBI Bank, by any other party to the Contract. Schedules 5.10(a) and 5.10(b) identify each parcel of real estate or interest therein owned, leased or subleased by any of the VBI Companies or in which any VBI Company has any ownership or leasehold interest. If applicable, Schedule 5.10(b) also lists or otherwise describes each and every written or oral lease or sublease under which any VBI Company is the lessee of any real property and which relates in any manner to the operation of the businesses of any VBI Company. None of the VBI Companies has violated, or is currently in violation of, any Law, regulation or ordinance relating to the ownership or use of the real estate and real estate interests described in Schedules 5.10(a) and 5.10(b), including without limitation any Law relating to zoning, building, occupancy, environmental or comparable matter which individually or in the aggregate would have a Material Adverse Effect on VBI. As to each parcel of real property owned or used by any VBI Company, no VBI Company has received notice of any pending or, to the Knowledge of each of the VBI Companies, threatened condemnation proceedings, litigation proceedings or mechanic’s or materialmen’s liens. The Assets of the VBI Companies include all assets required to operate the business of the VBI Companies as now conducted. In the reasonable opinion of the VBI Companies, the policies of fire, theft, liability and other insurance maintained with respect to the Assets or businesses of the VBI Companies provide adequate coverage against loss or Liability, and the fidelity and blanket bonds in effect as to which any of the VBI Companies is a named insured are reasonably sufficient. Schedule 5.10(c) contains a list of all such policies and bonds maintained by any of the VBI Companies, and VBI has provided true and correct copies of each such policy to CBF. Except as set forth on Schedule 5.10(c), no claims have been made under such policies or bonds since January 1, 2004, and no VBI Company has Knowledge of any fact or condition presently existing that might form the basis of any such claim.

5.11 Environmental Matters. (a) Each VBI Company, its Participation Facilities and, to VBI’s Knowledge its Loan Properties, are, and have been, in compliance with all Environmental Laws, except for violations that are not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on VBI.

(b) There is no Litigation pending or, to the Knowledge of VBI and VBI Bank, threatened before any court, governmental agency or authority or other forum in which any VBI Company or any of its Participation Facilities has been or, with respect to threatened Litigation, may be named as a defendant (i) for alleged noncompliance (including by any predecessor) with any Environmental Law or (ii) relating to the release into the environment of any Hazardous Material or oil, whether or not occurring at, on, under or involving a site owned, leased or operated by any VBI Company or any of its Participation Facilities, except for such Litigation pending or threatened that is not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on VBI.

(c) There is no Litigation pending or, to the Knowledge of VBI and VBI Bank, threatened before any court, governmental agency or board or other forum in which any of its Loan Properties (or VBI with respect to such Loan Property) has been or, with respect to threatened Litigation, may be named as a defendant or potentially responsible party (i) for alleged noncompliance (including by any predecessor) with any Environmental Law or (ii) relating to the release into the environment of any Hazardous Material or oil, whether or not occurring at, on, under or involving a Loan Property, except for such Litigation pending or threatened that is not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on VBI.

(d) To the Knowledge of VBI and VBI Bank, there is no reasonable basis for any Litigation of a type described in subsections 5.11(b) or 5.11(c), except such as is not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on VBI.

(e) During the period of (i) any VBI Company’s ownership or operation of any of its respective current properties, (ii) any VBI Company’s participation in the management of any Participation Facility or (iii) any VBI Company’s holding of a security interest in a Loan Property, there have been no releases of Hazardous Material or oil in, on, under or affecting such properties as to subparagraphs (e)(i) and (e)(ii) and, there have been no releases of Hazardous Material or oil in, on, under or affecting such properties referenced in subparagraph (e)(iii), except such as are not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on VBI. Prior to the period of (i) any VBI Company’s ownership or operation of any of its respective current properties, (ii) any VBI Company’s participation in the management of any Participation Facility, or (iii) any VBI Company’s holding of a security interest in a Loan Property, to the Knowledge of VBI and VBI Bank, there were no releases of Hazardous Material or oil in, on, under or affecting any such property, Participation Facility or Loan Property, except such as are not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on VBI.

5.12 Compliance with Laws. VBI is duly registered as a bank holding company under the BHC Act. Each VBI Company has in effect all Permits necessary for it to own, lease or operate its Assets and to carry on its business as now conducted, except for those Permits the absence of which are not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on VBI, and there has occurred no Default under any such Permit except such as are not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on VBI. Each of the VBI Companies:

(a) is and has been in compliance with all Laws, Orders and Permits applicable to its business or employees, agents or representatives conducting its business except where such noncompliance is not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on VBI.; and

(b) has received no notification or communication from any agency or department of federal, state or local government or any Regulatory Authority or the staff thereof (i) asserting that any VBI Company is not, or suggesting that any VBI Company may not be, in compliance with any of the Laws or Orders that such governmental authority or Regulatory Authority enforces, (ii) threatening to revoke any Permits, (iii) requiring any VBI Company, or suggesting that any VBI Company may be required, to enter into or consent to the issuance of a cease and desist order, formal agreement, directive, commitment or memorandum of understanding, or to adopt any board resolution or similar undertaking, or (iv) directing, restricting or limiting, or purporting to direct, restrict or limit in any manner the operations of any VBI Company, including without limitation any restrictions on the payment of dividends, or that in any manner relates to such entity’s capital adequacy, credit or reserve policies or management or business.

Without limiting the foregoing, VBI Bank is and has been in compliance with the Bank Secrecy Act, the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act (the “USA Patriot Act”), the trade sanctions administered and enforced by the Department of Treasury’s Office of Foreign Assets Controls, the Equal Credit Opportunity Act, the Fair Housing Act, the Community Reinvestment Act, the Home Mortgage Disclosure Act, all other applicable fair lending Laws and other Laws relating to discrimination except where such noncompliance is not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on VBI. VBI Bank has systems and procedures in place such that any material violation of any of the foregoing would reasonably be expected to have been detected by VBI Bank.

5.13 Labor Relations; Employees.

(a) No VBI Company is the subject of any Litigation asserting that it or any other VBI Company has committed an unfair labor practice (within the meaning of the National Labor Relations Act or comparable state Law) or seeking to compel it or any other VBI Company to bargain with any labor organization as to wages or conditions of employment, nor is there any strike or other labor dispute involving any VBI Company, pending or threatened, nor to its Knowledge, is there any activity involving any VBI Company’s employees seeking to certify a collective bargaining unit or engaging in any other organization activity. Each VBI Company is and has been in compliance with all Employment Laws, except for violations that are not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on VBI.

(b) Schedule 5.13(b) contains a true and complete list showing the names and current annual salaries of all current executive officers of each of the VBI Companies and lists for each such person the amounts paid, payable or expected to be paid as salary, bonus payments and other compensation for 2004, 2005 and 2006. Schedule 5.13(b) also sets forth the name and offices held by each officer and director of each of the VBI Companies.

5.14 Employee Benefit Plans.

(a) Schedule 5.14(a) lists, and VBI has delivered or made available to CBF prior to the execution of this Agreement copies of, all pension, retirement, profit-sharing, salary continuation and split dollar agreements, deferred compensation, director deferred fee agreements, director retirement agreement, stock option, employee stock ownership, severance pay, vacation, bonus or other incentive plan, all other employee programs, arrangements or agreements, all medical, vision, dental or other health plans, all life insurance plans, and all other employee benefit plans or fringe benefit plans, including, without limitation, “employee benefit plans” as that term is defined in Section 3(3) of ERISA, currently adopted, maintained by, sponsored in whole or in part by, or contributed to by any VBI Company or Affiliate thereof for the benefit of employees, retirees, dependents, spouses, directors, independent contractors or other beneficiaries and under which employees, retirees, dependents, spouses, directors, independent contractors or other beneficiaries are eligible to participate (collectively, the “VBI Benefit Plans”). Any of the VBI Benefit Plans which is an “employee pension benefit plan,” as that term is defined in Section 3(2) of ERISA, is referred to herein as a “VBI ERISA Plan.” Each VBI ERISA Plan which is also a “defined benefit plan” (as defined in Section 414(j) of the IRC) is referred to herein as an “VBI Pension Plan”. No VBI Pension Plan is or has been a multi-employer plan within the meaning of Section 3(37) of ERISA.

(b) All VBI Benefit Plans and the administration thereof are in compliance with the applicable terms of ERISA, the IRC and any other applicable Laws, the breach or violation of which is reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on VBI. Each VBI ERISA Plan which is intended to be qualified under Section 401(a) of the IRC has received a favorable determination letter or opinion letter, as applicable, from the Internal Revenue Service, and VBI is not aware of any circumstances that could result in revocation of any such favorable determination letter/opinion letter. No VBI Company has engaged in a transaction with respect to any VBI Benefit Plan that, assuming the taxable period of such transaction expired as of the date hereof, would subject any VBI Company to a tax or penalty imposed by either Section 4975 of the IRC or Section 502(i) of ERISA in amounts which are reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on VBI. There are no actions, suits, arbitrations or claims, including any investigations or audits by the Internal Revenue Service or any other governmental authority, pending (other than routine claims for benefits) or threatened against, any VBI Benefit Plan or any VBI Company with regard to any VBI Benefit Plan, any trust which is a part of any VBI Benefit Plan, and there are no such actions, suits, arbitrations or claims related to any VBI Benefit Plan threatened or pending against any trustee, fiduciary, custodian, administrator or other person or entity holding or controlling assets of any VBI Benefit Plan, and no basis to anticipate any such action, suit, arbitration, claim, investigation or audit exists.

(c) There is no VBI ERISA Plan which is a defined benefit pension plan subject to Section 412 of the IRC.

(d) No Liability under Subtitle C or D of Title IV of ERISA has been or is expected to be incurred by any VBI Company with respect to any ongoing, frozen or terminated single-employer plan or the single-employer plan of any ERISA Affiliate. No VBI Company has incurred any withdrawal Liability with respect to a multi-employer plan under Subtitle D of Title IV of ERISA (regardless of whether based on contributions of an ERISA Affiliate), which Liability is reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on VBI. No notice of a “reportable event,” within the meaning of Section 4043 of ERISA for which the 30-day reporting requirement has not been waived, has been required to be filed for any VBI Pension Plan or by any ERISA Affiliate within the 12-month period ending on the date hereof.

(e) Except for obligations under change in control agreements and salary continuation plans previously disclosed to CBF, no VBI Company has any obligations for retiree health and life benefits under any of the VBI Benefit Plans, and there are no restrictions on the rights of such VBI Company to amend or terminate any such plan without incurring any Liability thereunder, which Liability is reasonably likely to have a Material Adverse Effect on VBI.

(f) Except as set forth on Schedule 5.14(f), neither the execution and delivery of this Agreement nor the consummation of the transactions provided for herein will (i) result in any payment (including, without limitation, severance, unemployment compensation, golden parachute or otherwise) becoming due to any director, officer or employee of any VBI Company under any VBI Benefit Plan, employment contract or otherwise, (ii) increase any benefits otherwise payable under any VBI Benefit Plan, or (iii) result in any acceleration of the time of payment or vesting of any such benefit.

(g) With respect to all VBI Benefit Plans (whether or not subject to ERISA and whether or not qualified under Section 401(a) of the IRC), all contributions due (including any contributions to any trust account or payments due under any insurance policy) previously declared or otherwise required by Law or contract to have been made and any employer contributions (including any contributions to any trust account or payments due under any insurance policy) accrued but unpaid as of the date hereof will be paid by the time required by Law or contract. All contributions made or required to be made under any VBI Benefit Plan have been made and such contributions meet the requirements for deductibility under the IRC, and all contributions which are required and which have not been made have been properly recorded on the books of VBI.

5.15 Material Contracts. Except as set forth on Schedule 5.15, none of the VBI Companies, nor any of their respective Assets, businesses or operations, is a party to, or is bound or affected by, or receives benefits under any of the following (whether written or oral, express or implied): (i) any employment, severance, termination, consulting or retirement Contract with any Person; (ii) any Contract relating to the borrowing of money by any VBI Company or the guarantee by any VBI Company of any such obligation (other than Contracts evidencing deposit liabilities, purchases of federal funds, fully-secured repurchase agreements, trade payables and Contracts relating to borrowings or guarantees made and letters of credit); (iii) any Contract relating to indemnification or defense of any director, officer or employee of any of the VBI Companies or any other Person; (iv) any Contract with any labor union; (v) any Contract relating to the disposition or acquisition of any interest in any business enterprise; (vi) any Contract relating to the extension of credit to, provision of services for, sale, lease or license of Assets to, engagement of services from, or purchase, lease or license of Assets from, any 5% stockholder, director or officer of any of the VBI Companies, any member of the immediate family of the foregoing or, to the Knowledge of VBI, any related interest (as defined in Regulation O promulgated by the FRB) (“Related Interest”) of any of the foregoing; (vii) any Contract (A) which limits the freedom of any of the VBI Companies to compete in any line of business or with any Person or (B) which limits the freedom of any other Person to compete in any line of business with any VBI Company; (viii) any Contract providing a power of attorney or similar authorization given by any of the VBI Companies, except as issued in the ordinary course of business with respect to routine matters; or (ix) any Contract (other than deposit agreements and certificates of deposits issued to customers entered into in the ordinary course of business and letters of credit) that involves the payment by any of the VBI Companies of amounts aggregating $5,000 or more in any twelve-month period (together with all Contracts referred to in Sections 5.10 and 5.14(a) of this Agreement, the “VBI Contracts”). VBI has delivered or made available to CBF correct and complete copies of all VBI Contracts. Each of the VBI Contracts is in full force and effect, and none of the VBI Companies is in Default under any VBI Contract. All of the indebtedness of any VBI Company for money borrowed is prepayable at any time by such VBI Company without penalty or premium, except as set forth in Schedule 5.15.

5.16 Legal Proceedings. Except as set forth on Schedule 5.16, there is no Litigation instituted or pending, or, to the Knowledge of VBI or VBI Bank, threatened (or unasserted but considered probable of assertion) against any VBI Company, or against any Asset, interest, or right of any of them, nor are there any Orders of any Regulatory Authorities, other governmental authorities or arbitrators outstanding, pending or, to the Knowledge of VBI or VBI Bank, threatened against any VBI Company. No VBI Company has any Knowledge of any fact or condition presently existing that might give rise to any Order, litigation, investigation or proceeding which, if determined adversely to any VBI Company, would have a Material Adverse Effect on such VBI Company or would materially restrict the right of any VBI Company to carry on its businesses as presently conducted.

5.17 Reports. Since its formation, each VBI Company has timely filed all reports, registrations and statements, together with any amendments required to be made with respect thereto, that it was required to file with the Regulatory Authorities, and any applicable state securities or banking authorities and all other material reports and statements required to be filed by it, and has paid all fees and assessments due and payable in connection therewith. Except for normal examinations conducted by Regulatory Authorities in the regular course of the business of the VBI Companies, to the Knowledge of any VBI Company, no Regulatory Authority has initiated any proceeding or, to the Knowledge of any VBI Company, investigation into the business or operations of any VBI Company. There is no unresolved violation, criticism or exception by any Regulatory Authority with respect to any report or statement or lien or any examinations of any VBI Company. As of their respective dates, each of such reports, registrations, statements and documents, including the financial statements, exhibits, and schedules thereto, complied in all material respects with all applicable Laws, including without limitation all Securities Laws. As of its respective date, each of such reports, registrations, statements and documents did not, in any material respects, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances under which they were made, not misleading. Other than the VBI Call Reports, the financial information and reports contained in each of such reports, registrations, statements and documents (including the related notes, where applicable), (a) has been prepared in all material respects in accordance with GAAP, which principles have been consistently applied during the periods involved, except as otherwise noted therein, (b) fairly presents the financial position of the VBI Companies as of the respective dates thereof, and (c) fairly presents the results of operations of the VBI Companies for the respective periods therein set forth.

5.18 Statements True and Correct. Neither this Agreement nor any statement, certificate, instrument or other writing furnished or to be furnished by any VBI Company or any Affiliate thereof to CBF pursuant to this Agreement, including the Exhibits and Schedules hereto, or any other document, agreement or instrument referred to herein, contains or will contain any untrue statement of material fact or will omit to state a material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. None of the information supplied or to be supplied by any VBI Company or any Affiliate thereof for inclusion in the documents to be prepared by CBF in connection with the transactions provided for in this Agreement, including without limitation (i) documents to be filed with the SEC, including without limitation the Registration Statement on Form S-4 of CBF registering the shares of CBF Common Stock to be offered to the holders of VBI Common Stock, and all amendments thereto (as amended, the “S-4 Registration Statement”) and the Proxy Statement and Prospectus in the form contained in the S-4 Registration Statement, and all amendments and supplements thereto (as amended and supplemented, the “Proxy Statement/Prospectus”), (ii) filings pursuant to any state securities and blue sky Laws, and (iii) filings made in connection with the obtaining of Consents from Regulatory Authorities, in the case of the S-4 Registration Statement, at the time the S-4 Registration Statement is declared effective pursuant to the 1933 Act, in the case of the Proxy Statement/Prospectus, at the time of the mailing thereof and at the time of the meeting of stockholders to which the Proxy Statement/Prospectus relates, and in the case of any other documents, the time such documents are filed with a Regulatory Authority and/or at the time they are distributed to stockholders of CBF or VBI, contains or will contain any untrue statement of a material fact or fails to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. All documents that any VBI Company is responsible for filing with any Regulatory Authority in connection with the transactions provided for herein will comply as to form in all material respects with the provisions of applicable Law.

5.19 Tax and Regulatory Matters. No VBI Company or any Affiliate thereof has taken any action or has any Knowledge of any fact or circumstance that is reasonably likely to (a) prevent the transactions provided for herein, including the Merger, from qualifying as a reorganization within the meaning of Section 368(a) of the IRC, or (b) materially impede or delay receipt of any Consents of Regulatory Authorities referred to in subsection 9.1(b) of this Agreement or result in the imposition of a condition or restriction of the type referred to in the last sentence of such subsection 9.1(b).

5.20 Offices. The headquarters of each VBI Company and each other office, branch or facility maintained and operated by each VBI Company (including without limitation representative and loan production offices and operations centers) and the locations thereof are listed on Schedule 5.20. None of the VBI Companies maintains any other office or branch or conducts business at any other location, or has applied for or received permission to open any additional office or branch or to operate at any other location, except as set forth on Schedule 5.20.

5.21 Data Processing Systems. The electronic data processing systems and similar systems utilized in processing the work of each of the VBI Companies, including both hardware and software, (a) are supplied by a third party provider; (b) satisfactorily perform the data processing function for which they are presently being used; and (c) are wholly within the possession and control of one of the VBI Companies or its third party provider such that physical access to all software, documentation, passwords, access codes, backups, disks and other data storage devices and similar items readily can be made accessible to and delivered into the possession of CBF or CBF’s third party provider.

5.22 Intellectual Property. Each of the VBI Companies owns or possesses valid and binding licenses and other rights to use without additional payment all material patents,

copyrights, trade secrets, trade names, service marks, trademarks, computer software and other intellectual property used in its business; and none of the VBI Companies has received any notice of conflict with respect thereto that asserts the rights of others. The VBI Companies have in all material respects performed all the obligations required to be performed by them and are not in default in any material respect under any contract, agreement, arrangement or commitment relating to any of the foregoing. Schedule 5.22 lists all of the trademarks, trade names, licenses and other intellectual property used to conduct the businesses of the VBI Companies. Each of the VBI Companies has taken reasonable precautions to safeguard its trade secrets from disclosure to third-parties.

5.23 Administration of Trust Accounts. VBI Bank does not possess and does not exercise trust powers.

5.24 Advisory Fees. VBI has retained Austin Associates, LLC (the “VBI Financial Advisor”) to serve as its financial advisor. Attached as Schedule 5.24 is a true and accurate copy of the engagement letter entered into by and between VBI and the VBI Financial Advisor, which sets forth the fee (the “Advisory Fee”) to be paid to the VBI Financial Advisor in connection with the Merger. Other than the VBI Financial Advisor and the Advisory Fee, neither VBI nor any of its Subsidiaries nor any of their respective officers or directors has employed any broker or finder or incurred any liability for any broker’s fees, commissions or finder’s fees in connection with any of the transactions provided for in this Agreement.

5.25 Regulatory Approvals. VBI knows of no reason why all requisite regulatory approvals regarding the Merger should not or cannot be obtained.

5.26 [Intentionally Omitted]

5.27 Repurchase Agreements; Derivatives Contracts. With respect to all agreements currently outstanding pursuant to which any VBI Company has purchased securities subject to an agreement to resell, such VBI Company has a valid, perfected first lien or security interest in the securities or other collateral securing such agreement, and the value of such collateral equals or exceeds the amount of the debt secured thereby. With respect to all agreements currently outstanding pursuant to which any VBI Company has sold securities subject to an agreement to repurchase, no VBI Company has pledged collateral in excess of the amount of the debt secured thereby. No VBI Company has pledged collateral in excess of the amount required under any interest rate swap or other similar agreement currently outstanding. No VBI Company is a party to, nor has any VBI Company agreed to enter into any exchange-traded or over-the-counter swap, forward, future, option, cap, floor, or collar financial contract or agreement, or any other interest rate or foreign currency protection contract not included on its balance sheet which is a financial derivative contract (including various combinations thereof).

5.28 Antitakeover Provisions. Each VBI Company has taken all actions required to exempt such VBI Company, this Agreement and the Merger from any provisions of an antitakeover nature contained in their organizational documents or the provisions of any federal or state “antitakeover,” “fair price,” “moratorium,” “control share acquisition” or similar laws or regulations (“Takeover Laws”).

5.29 Transactions with Management. Except for (a) deposits, all of which are on terms and conditions comparable in all material respects to those made available to other nonaffiliated similarly situated customers of VBI Bank at the time such deposits were entered into, (b) the loans listed on Schedule 5.9(a)(ii), (c) the agreements designated on Schedule 5.15, (d) obligations under employee benefit plans of the VBI Companies set forth in Schedule 5.14(a) and (e) any items described on Schedule 5.29, there are no contracts with or commitments to present stockholders who own more than 5% of the VBI Common Stock, directors, officers or employees (or their Related Interests) involving the expenditure of more than $1,000 as to any one individual (including any business directly or indirectly controlled by any such person), or more than $5,000 for all such contracts for commitments in the aggregate for all such individuals.

5.30 Deposits. Except as set forth on Schedule 5.30, none of the deposits of VBI Bank are “brokered” deposits or are subject to any encumbrance, legal restraint or other legal process (other than garnishments, pledges, set off rights, limitations applicable to public deposits, escrow limitations and similar actions taken in the ordinary course of business), and no portion of deposits of VBI Bank represents a deposit of any Affiliate of VBI.

5.31 Accounting Controls. In the reasonable opinion of management of VBI, each of the VBI Companies has devised and maintained systems of internal accounting control sufficient to provide reasonable assurances that: (a) all material transactions are executed in accordance with general or specific authorization of the Board of Directors and the duly authorized executive officers of the applicable VBI Company; and (b) all material transactions are recorded as necessary to permit the preparation of financial statements in conformity with GAAP with respect to the applicable VBI Company or any other criteria applicable to such financial statements, and to maintain proper accountability for items therein, and (c) access to the material properties and assets of each of the VBI Companies is permitted only in accordance with general or specific authorization of the Board of Directors and the duly authorized executive officers.

5.32 Deposit Insurance. The deposit accounts of VBI Bank are insured by the FDIC in accordance with the provisions of the Federal Deposit Insurance Act (the “Act”). VBI Bank has paid all regular premiums and special assessments and filed all reports required under the Act.

5.33 Registration Obligations. Neither of VBI or VBI Bank is under any obligation, contingent or otherwise, which will survive the Merger to register its securities under the 1933 Act or any state securities laws.

5.34 Financing Documents. Neither the Placement Agent nor any holder of Capital Securities (as defined in the Placement Agreement) under the Placement Agreement has (i) initiated any action for breach of representations or warranties by VBI and/or the Trust contained in the Placement Agreement, or (ii) made any claim for indemnification against VBI and/or the Trust under the Placement Agreement.

ARTICLE 6

REPRESENTATIONS AND WARRANTIES OF CBF

CBF hereby represents and warrants to VBI as follows:

6.1 Organization, Standing and Power. CBF is a corporation duly organized, validly existing, and in good standing under the Laws of the State of Florida, and has the corporate power and authority to carry on its business as now conducted and to own, lease and operate its Assets and to incur its Liabilities. CBF is duly qualified or licensed to transact business as a foreign corporation in good standing in the states of the United States and foreign jurisdictions where the character of its Assets or the nature or conduct of its business requires it to be so qualified or licensed, except for such jurisdictions in which the failure to be so qualified or licensed is not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on CBF.

6.2 Authority; No Breach By Agreement.

(a) CBF has the corporate power and authority necessary to execute, deliver and perform its obligations under this Agreement and to consummate the transactions provided for herein. The execution, delivery and performance of this Agreement and the consummation of the transactions provided for herein, including the Merger, have been, or prior to the Effective Time will be, duly and validly authorized by all necessary corporate action on the part of CBF. Subject to required regulatory consents, this Agreement represents a legal, valid and binding obligation of CBF, enforceable against CBF in accordance with its terms.

(b) Neither the execution and delivery of this Agreement by CBF, nor the consummation by CBF of the transactions provided for herein, nor compliance by CBF with any of the provisions hereof, will (i) conflict with or result in a breach of any provision of CBF’s Restated Articles of Incorporation or Bylaws, or (ii) constitute or result in a Default under, or require any Consent pursuant to, or result in the creation of any Lien on any Asset of any CBF Company under, any Contract or Permit of any CBF Company, where failure to obtain such Consent is reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on CBF, or, (iii) subject to receipt of the requisite approvals referred to in subsection 9.1(b) of this Agreement, violate any Law or Order applicable to any CBF Company or any of their respective Assets.

(c) Other than (i) in connection or compliance with the provisions of the Securities Laws, applicable state corporate and securities Laws, and rules of the NASD, (ii) Consents required from Regulatory Authorities, (iii) notices to or filings with the Internal Revenue Service or the Pension Benefit Guaranty Corporation with respect to any employee benefit plans, and (iv) Consents, filings or notifications which, if not obtained or made, are not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on CBF, no notice to, filing with or Consent of, any public body or authority is necessary for the consummation by CBF of the Merger and the other transactions provided for in this Agreement.

6.3 Capital Stock. The authorized capital stock of CBF, as of the date of this Agreement, consists of (i) 40,000,000 shares of CBF Common Stock, of which 11,122,540 shares are issued and outstanding, and (ii) 5,000,000 shares of preferred stock, $.01 par value per share, none of which is issued and outstanding. All of the issued and outstanding shares of CBF Common Stock are, and all of the shares of CBF Common Stock to be issued in exchange for shares of VBI Common Stock upon consummation of the Merger, when issued in accordance with the terms of this Agreement, will be, duly and validly issued and outstanding and fully paid and nonassessable under the FBCA. None of the outstanding shares of CBF Common Stock has been, and none of the shares of CBF Common Stock to be issued in exchange for shares of VBI Common Stock upon consummation of the Merger will be, issued in violation of any preemptive rights of the current or past stockholders of CBF.

6.4 Reports and Financial Statements. Since January 1, 2004, or the date of organization or acquisition if later, each CBF Company has filed all reports and statements, together with any amendments required to be made with respect thereto, that it was required to file with (i) the SEC, including, but not limited to, Forms 10-K, Forms 10-Q, Forms 8-K, and proxy statements, (ii) other Regulatory Authorities, and (iii) any applicable state securities or banking authorities. As of their respective dates, each of such reports and documents, including the CBF Financial Statements, exhibits, and schedules thereto, complied in all material respects with all applicable Laws, including without limitation Securities Laws. As of its respective date, each such report and document did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances under which they were made, not misleading. The CBF Financial Statements included in such reports (as of the dates thereof and for the periods covered thereby) (i) are or if dated after the date of this Agreement, will be, in accordance with the books and records of the CBF Companies, which are or will be, as the case may be, complete and correct and which have been or will have been, as the case may be, maintained in accordance with applicable legal and accounting principles and reflect only actual transactions and (ii) present, or will present, fairly the consolidated financial position of the CBF Companies as of the dates indicated and the consolidated results of operations, changes in stockholders’ equity, and cash flows of the CBF Companies for the periods indicated, in accordance with GAAP (subject to exceptions as to consistency specified therein or as may be indicated in the notes thereto or, in the case of interim financial statements, to normal year-end adjustments that are not material).

6.5 Absence of Undisclosed Liabilities. No CBF Company has any Liabilities that are reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on CBF, except Liabilities accrued or reserved against in the consolidated balance sheets of CBF as of September 30, 2006, included in the CBF Financial Statements or reflected in the notes thereto. No CBF Company has incurred or paid any Liability since September 30, 2006, except for such Liabilities incurred or paid in the ordinary course of business consistent with past business practice and which are not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on CBF.

6.6 Absence of Certain Changes or Events. Since September 30, 2006: (i) there have been no events, changes or occurrences that have had, or are reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on CBF, (ii) the CBF Companies have not taken any action, or failed to take any action, prior to the date of this Agreement, which action or failure, if taken after the date of this Agreement, would represent or result in a material breach or violation of any of the covenants and agreements of CBF provided in Article 7 of this Agreement, and (iii) to CBF’s Knowledge, no fact or condition exists which CBF believes will cause a Material Adverse Effect on CBF in the future, subject to changes in general economic or industry conditions.

6.7 Compliance with Laws. CBF is duly registered as a bank holding company under the BHC Act. Each CBF Company has in effect all Permits necessary for it to own, lease or operate its Assets and to carry on its business as now conducted, except for those Permits the absence of which are not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on CBF, and there has occurred no Default under any such Permit. None of the CBF Companies:

(a) is in material violation of any Laws, Orders or Permits applicable to its business or employees conducting its business; or

(b) has received any notification or communication from any agency or department of federal, state or local government or any Regulatory Authority or the staff thereof (i) asserting that any CBF Company is not in compliance with any of the Laws or Orders that such governmental authority or Regulatory Authority enforces, (ii) threatening to revoke any Permits, or (iii) requiring any CBF Company to enter into or consent to the issuance of a cease and desist order, formal agreement, directive, commitment or memorandum of understanding, or to adopt any board resolution or similar undertaking, that restricts materially the conduct of its business, or in any manner relates to its capital adequacy, its credit or reserve policies, its management or the payment of dividends.

6.8 Legal Proceedings. Except as set forth on Schedule 6.8, there is no Litigation instituted or pending, or, to the Knowledge of CBF, threatened (or unasserted but considered probable of assertion) against any CBF Company, or against any Asset, interest, or right of any of them, that is reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on CBF, nor are there any Orders of any Regulatory Authorities, other governmental authorities or arbitrators outstanding against any CBF Company, that are reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on CBF.

6.9 Statements True and Correct. No statement, certificate, instrument or other writing furnished or to be furnished by any CBF Company or any Affiliate thereof to VBI pursuant to this Agreement, including the Exhibits or Schedules hereto, or any other document, agreement or instrument referred to herein contains or will contain any untrue statement of material fact or will omit to state a material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. None of the information supplied or to be supplied by any CBF Company or any Affiliate thereof for inclusion in the Proxy Statement/Prospectus to be mailed to VBI’s stockholders in connection with the VBI Stockholders’ Meeting, and any other documents to be filed by an CBF Company or any Affiliate thereof with the SEC or any other Regulatory Authority in connection with the transactions provided for herein, will, at the respective time such documents are filed, and with respect to the Proxy Statement/Prospectus, when first mailed to the stockholders of VBI, be false or misleading with respect to any material fact, or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. All documents that any CBF Company or any Affiliate thereof is responsible for filing with any Regulatory Authority in connection with the transactions provided for herein will comply as to form in all material respects with the provisions of applicable Law.

6.10 Tax and Regulatory Matters. No CBF Company or any Affiliate thereof has taken any action or has any Knowledge of any fact or circumstance that is reasonably likely to (i) prevent the transactions contemplated hereby, including the Merger, from qualifying as a reorganization within the meaning of Section 368(a) of the IRC, or (ii) materially impede or delay receipt of any Consents of Regulatory Authorities referred to in subsection 9.1(b) of this Agreement or result in the imposition of a condition or restriction of the type referred to in the last sentence of such subsection.

6.11 Regulatory Approvals. CBF knows of no reason why all requisite regulatory approvals regarding the Merger should not or cannot be obtained.

ARTICLE 7

CONDUCT OF BUSINESS PENDING CONSUMMATION

7.1 Covenants of Both Parties.

(a) Unless the prior written consent of the other Party shall have been obtained, and except as otherwise expressly provided for herein, each Party, until the earlier of the Effective Date or the termination of this Agreement, shall and shall cause each of its Subsidiaries to (i) conduct its business in the usual, regular and ordinary course consistent with past practice and prudent banking principles, (ii) preserve intact its business organization, goodwill, relationships with depositors, customers and employees, and Assets and maintain its rights and franchises, and (iii) take no action, except as required by applicable Law, which would (A) adversely affect the ability of any Party to obtain any Consents required for the transactions provided for herein without imposition of a condition or restriction of the type referred to in the last sentences of subsections 9.1(b) or 9.1(c) of this Agreement or (B) adversely affect the ability of any Party to perform its covenants and agreements under this Agreement.

(b) During the period from the date of this Agreement to the earlier of the Effective Time or the termination of this Agreement, each of CBF and VBI shall cause its Designated Representative (and, if necessary, representatives of any of its Subsidiaries) to confer on a regular and frequent basis with the Designated Representative of the other Party hereto and to report on the general status of its and its Subsidiaries’ ongoing operations. Each of CBF and VBI shall permit the other Party hereto to make such investigation of its business or properties and its Subsidiaries and of their respective financial and legal conditions as the investigating Party may reasonably request. Each of CBF and VBI shall promptly notify the other Party hereto concerning (a) any material change in the normal course of its or any of its Subsidiaries’ businesses or in the operation of their respective properties or in their respective conditions; (b) any material governmental complaints, investigations or hearings (or communications indicating that the same may be contemplated) or the institution or the threat of any material Litigation involving it or any of its Subsidiaries; and (c) the occurrence or impending occurrence of any event or circumstance that would cause or constitute a breach of any of the representations, warranties or covenants contained herein; and each of CBF and VBI shall, and shall cause each of their respective Subsidiaries to, use its commercially reasonable efforts to prevent or promptly respond to same.

7.2 Covenants of VBI. From the date of this Agreement until the earlier of the Effective Time or the termination of this Agreement, VBI covenants and agrees that it will not do or agree or commit to do, or permit any of its Subsidiaries to do or agree or commit to do, any of the following without the prior written consent of the chief executive officer, president or chief financial officer of CBF, which consent shall not be unreasonably withheld, except for in connection with the actions referenced in sub-sections (ii), (iv) or (v), in which case such consent may be withheld for any reason or no reason:

(i) amend the Articles of Incorporation, Bylaws or other governing instruments of any VBI Company; or

(ii) incur any additional debt obligation or other obligation for borrowed money except in the ordinary course of the business of VBI Subsidiaries consistent with past practices (which shall include, for VBI Subsidiaries that are depository institutions, creation of deposit liabilities, purchases of federal funds, sales of certificates of deposit, advances from the FRB or the Federal Home Loan Bank, entry into repurchase agreements fully secured by U.S. government or agency securities and issuances of letters of credit), or impose, or suffer the imposition, on any share of stock held by any VBI Company of any Lien or permit any such Lien to exist; or

(iii) repurchase, redeem or otherwise acquire or exchange, directly or indirectly, any shares, or any securities convertible into any shares, of the capital stock of any VBI Company, or declare or pay any dividend or make any other distribution in respect of VBI’s capital stock; or

(iv) except for this Agreement or as required upon exercise of any of the VBI Options, issue, sell, pledge, encumber, enter into any Contract to issue, sell, pledge, or encumber, authorize the issuance of, or otherwise permit to become outstanding, any additional shares of VBI Common Stock or any other capital stock of any VBI Company, or any stock appreciation rights, or any option, warrant, conversion or other right to acquire any such stock, or any security convertible into any shares of such stock; or

(v) adjust, split, combine or reclassify any capital stock of any VBI Company or issue or authorize the issuance of any other securities with respect to or in substitution for shares of its capital stock or sell, lease, mortgage or otherwise encumber any shares of capital stock of any VBI Subsidiary or any Asset other than in the ordinary course of business for reasonable and adequate consideration; or

(vi) acquire any direct or indirect equity interest in any Person, other than in connection with (a) foreclosures in the ordinary course of business and (b) acquisitions of control by a depository institution Subsidiary in its fiduciary capacity; or

(vii) grant any increase in compensation or benefits to the directors, officers or employees of any VBI Company, except in accordance with past practices; pay any bonus except in accordance with past practices and pursuant to the provisions of an applicable program or plan adopted by the VBI Board prior to the date of this Agreement; or except as provided in this Agreement, enter into or amend any severance or change in control agreements with directors, officers or employees of any VBI Company; or

(viii) enter into or amend any employment Contract between any VBI Company and any Person (unless such amendment is required by Law) that the VBI Company does not have the unconditional right to terminate without Liability (other than Liability for services already rendered), at any time on or after the Effective Time; or

(ix) adopt any new employee benefit plan of any VBI Company or make any material change in or to any existing employee benefit plans of any VBI Company other than any such change that is required by Law or that, in the opinion of counsel, is necessary or advisable to maintain the tax qualified status of any such plan; or

(x) make any material change in any accounting methods or systems of internal accounting controls, except as may be appropriate to conform to changes in regulatory accounting requirements or GAAP; or

(xi) (a) commence any Litigation other than in accordance with past practice, (b) settle any Litigation involving any Liability of any VBI Company for material money damages or restrictions upon the operations of any VBI Company, or, (c) except in the ordinary course of business, modify, amend or terminate any material Contract or waive, release, compromise or assign any material rights or claims; or

(xii) enter into any material transaction or course of conduct not in the ordinary course of business, or not consistent with safe and sound banking practices, or not consistent with applicable Laws; or

(xiii) fail to file timely any report required to be filed by it with any Regulatory Authority; or

(xiv) make any Loan or advance to any 5% stockholder, director or officer of VBI or any of the VBI Subsidiaries, or any member of the immediate family of the foregoing, or any Related Interest (to the Knowledge of VBI or any of its Subsidiaries) of any of the foregoing, except for advances under unfunded loan commitments in existence on the date of this Agreement and specifically described on Schedule 7.2(xiv) or renewals of any Loan or advance outstanding as of the date of this Agreement on terms and conditions substantially similar to the original Loan or advance; or

(xv) cancel without payment in full, or modify in any material respect any Contract relating to, any loan or other obligation receivable from any 5% stockholder,

director or officer of any VBI Company or any member of the immediate family of the foregoing, or any Related Interest (to the Knowledge of VBI or any of its Subsidiaries) of any of the foregoing; or

(xvi) enter into any Contract for services or otherwise with any of the 5% stockholders, directors, officers or employees of any VBI Company or any member of the immediate family of the foregoing, or any Related Interest (Known to VBI or any of its Subsidiaries) of any of the foregoing; or

(xvii) modify, amend or terminate any material Contract or waive, release, compromise or assign any material rights or claims, except in the ordinary course of business and for fair consideration; or

(xviii) file any application to relocate or terminate the operations of any banking office; or

(xix) except in accordance with applicable Law, change its or any of its Subsidiaries’ lending, investment, liability management and other material banking policies in any material respect; or

(xx) intentionally take any action that would reasonably be expected to jeopardize or delay the receipt of any of the regulatory approvals required in order to consummate the transactions provided for in this Agreement; or

(xxi) take any action that would cause the transactions provided for in this Agreement to be subject to requirements imposed by any Takeover Law, and VBI shall take all necessary steps within its control to exempt (or ensure the continued exemption of) the transactions provided for in this Agreement from, or if necessary challenge the validity or applicability of, any applicable Takeover Law, as now or hereafter in effect; or

(xxii) make or renew any Loan to any Person (including, in the case of an individual, his or her immediate family) who or that (directly or indirectly as though a Related Interest or otherwise) owes, or would as a result of such Loan or renewal owe, any VBI Company more than an aggregate of $1.5 million of secured indebtedness or more than $750,000 of unsecured indebtedness; or

(xxiii) increase or decrease the rate of interest paid on time deposits or on certificates of deposit, except in a manner and pursuant to policies consistent with VBI and VBI Bank’s past policies; or

(xxiv) purchase or otherwise acquire any investment securities for its own account having an average remaining life to maturity greater than five years (except for municipal bonds of any maturity after consultation by a Designated Representative of VBI with a Designated Representative of CBF), or any asset-backed security, other than those issued or guaranteed by the Government National Mortgage Association, the Federal National Mortgage Association or Home Loan Mortgage Corporation; or

(xxv) except for residential real property owned by and reflected on the books of VBI or VBI Bank as of the date hereof, the sale of which will not result in a material loss, sell, transfer, convey or otherwise dispose of any real property (including “other real estate owned”) or interests therein having a book value in excess of or in exchange for consideration in excess of $50,000; or

(xxvi) except for expenditures incurred for VBI’s proposed Fishhawk branch office, make or commit to make any capital expenditures individually in excess of $50,000, or in the aggregate in excess of $100,000.

7.3 Covenants of CBF. From the date of this Agreement until the earlier of the Effective Time or the termination of this Agreement, CBF covenants and agrees that it will not do or agree or commit to do, or permit any of its Subsidiaries to do or agree or commit to do, any of the following without the prior written consent of the chief executive officer, president or chief financial officer of VBI, which consent shall not be unreasonably withheld:

(a) fail to file timely any report required to be filed by it with Regulatory Authorities, including the SEC; or

(b) take any action that would cause the CBF Common Stock to cease to be traded on the NASDAQ or another national securities exchange; provided, however, that any action or transaction in which the CBF Common Stock is converted into cash or another marketable security that is traded on a national securities exchange shall not be deemed a violation of this Section 7.3(b).

7.4 Adverse Changes in Condition. Each Party agrees to give written notice promptly to the other Party upon becoming aware of the occurrence or impending occurrence of any event or circumstance relating to it or any of its Subsidiaries that (a) is reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on it or (b) would cause or constitute a material breach of any of its representations, warranties or covenants contained herein, and to use its commercially reasonable efforts to prevent or promptly to remedy the same.

7.5 Reports. Each Party and its Subsidiaries shall file all reports required to be filed by it with Regulatory Authorities between the date of this Agreement and the Effective Time, and VBI shall deliver to CBF copies of all such reports filed by VBI or its Subsidiaries promptly after the same are filed.

7.6 Acquisition Proposals.

(a) VBI shall not, nor shall it permit any of its Subsidiaries to, nor shall it or its Subsidiaries authorize or permit any of their respective officers, directors, employees, representatives or agents to, directly or indirectly, (i) solicit, initiate or knowingly encourage (including by way of furnishing non-public information) any inquiries regarding, or the making of any proposal which constitutes, any Acquisition Proposal, (ii) enter into any letter of intent or agreement related to any Acquisition Proposal other than a confidentiality agreement (each, an “Acquisition Agreement”) or (iii) participate in any discussions or negotiations regarding, or take any other action knowingly to facilitate any inquiries or the making of any proposal that constitutes, or that would reasonably be expected to lead to, any Acquisition Proposal;

provided, however, that if, at any time prior to the VBI Stockholders’ Meeting, and without any breach of the terms of this Section 7.6(a), VBI receives an Acquisition Proposal from any Person that in the good faith judgment of the VBI Board is, or is reasonably likely to lead to the delivery of, a Superior Proposal, VBI may (x) furnish information (including non-public information) with respect to VBI to any such Person pursuant to a confidentiality agreement containing confidentiality provisions no more favorable to such Person than those in the confidentiality agreement between CBF and VBI, and (y) participate in negotiations with such Person regarding such Acquisition Proposal, if the VBI Board determines in good faith, after consultation with counsel, that failure to do so would likely result in a violation of its fiduciary duties under applicable Law.

(b) Except as set forth in Section 10.1(k), neither the VBI Board nor any committee thereof shall (i) withdraw or modify, or propose to withdraw or modify, in a manner adverse to CBF, the approval or recommendation by the VBI Board or such committee of the Merger or this Agreement; (ii) approve or recommend, or propose to approve or recommend, any Acquisition Proposal; or (iii) authorize or permit VBI or any of its Subsidiaries to enter into any Acquisition Agreement.

(c) VBI agrees that it and its Subsidiaries shall, and VBI shall direct its and its Subsidiaries’ respective officers, directors, employees, representatives and agents to, immediately cease and cause to be terminated any activities, discussions or negotiations with any Persons with respect to any Acquisition Proposal. VBI agrees that it will notify CBF promptly (but no later than 24 hours) if, to VBI’s Knowledge, any Acquisition Proposal is received by, any information is requested from, or any discussions or negotiations relating to an Acquisition Proposal are sought to be initiated or continued with, VBI, its Subsidiaries, or their officers, directors, employees, representatives or agents. The notice shall indicate the name of the Person making such Acquisition Proposal or taking such action and the material terms and conditions of any proposals or offers, and thereafter VBI shall keep CBF informed, on a current basis, of the status and terms of any such proposals or offers and the status of any such discussions or negotiations. VBI also agrees that it will promptly request each Person that has heretofore executed a confidentiality agreement in connection with any Acquisition Proposal to return or destroy all confidential information heretofore furnished to such Person by or on behalf of it or any of its Subsidiaries.

7.7 NASDAQ Qualification. CBF shall, prior to the Effective Time, take commercially reasonable steps to ensure that all CBF Common Stock to be issued in the Merger is designated as a NASDAQ “national market system security” within the meaning of Rule 11Aa2-1 of the SEC.

ARTICLE 8

ADDITIONAL AGREEMENTS

8.1 Regulatory Matters.

(a) CBF shall prepare and file the S-4 Registration Statement with the SEC after the date hereof. CBF shall use its commercially reasonable efforts to have the S-4 Registration Statement declared effective under the 1933 Act as promptly as practicable after such filing. Once the S-4 Registration Statement has been declared effective by the SEC, VBI shall mail the Proxy Statement/Prospectus to its stockholders simultaneously with delivery of notice of the meeting of stockholders called to approve the Merger. CBF shall also use its commercially reasonable efforts to obtain all necessary state securities Law or “Blue Sky” permits and approvals required to carry out the transaction provided for in this Agreement, and VBI shall furnish all information concerning VBI and the holders of VBI Common Stock as may be requested in connection with any such action. If at any time prior to the Effective Time of the Merger any event shall occur which should be set forth in an amendment of, or a supplement to, the Proxy Statement/Prospectus, VBI will promptly inform CBF and cooperate and assist CBF in preparing such amendment or supplement and mailing the same to the stockholders of VBI. Subject to Section 10.1(k) of this Agreement, the VBI Board shall recommend that the holders of VBI Common Stock vote for and adopt the Merger provided for in the Proxy Statement/Prospectus and this Agreement.

(b) The Parties shall cooperate with each other and use their commercially reasonable efforts to promptly prepare and file all necessary documentation, to effect all applications, notices, petitions and filings and to obtain as promptly as practicable all Consents of all third parties and Regulatory Authorities which are necessary or advisable to consummate the transactions provided for in this Agreement. CBF and VBI shall have the right to review in advance, and to the extent practicable each will consult the other on, in each case subject to applicable Laws relating to the exchange of information, all the information relating to CBF or VBI, as the case may be, and any of their respective Subsidiaries, which appear in any filing made with, or written materials submitted to, any third party or any Regulatory Authority in connection with the transactions provided for in this Agreement. In exercising the foregoing right, each of the Parties hereto shall act reasonably and as promptly as practicable. The Parties hereto agree that they will consult with each other with respect to the obtaining of all Permits and Consents, approvals and authorizations of all third parties and Regulatory Authorities necessary or advisable to consummate the transactions provided for in this Agreement, and each Party will keep the other apprised of the status of matters relating to completion of the transactions provided for in this Agreement.

(c) CBF and VBI shall, upon request, furnish each other all information concerning themselves, their Subsidiaries, directors, officers and stockholders and such other matters that may be reasonably necessary or advisable in connection with the Proxy Statement/Prospectus, the S-4 Registration Statement or any other statement, filing, notice or application made by or on behalf of CBF, VBI or any of their Subsidiaries to any Regulatory Authority in connection with the Merger and the other transactions provided for in this Agreement.

(d) CBF will indemnify and hold harmless VBI and its officers, directors and employees from and against any and all actions, causes of actions, losses, damages, expenses or Liabilities to which any such entity, or any director, officer, employee or controlling person thereof, may become subject under applicable Laws (including the 1933 Act and the 1934 Act) and rules and regulations thereunder and will reimburse VBI, and any such director, officer, employee or controlling person for any legal or other expenses reasonably incurred in connection with investigating or defending any actions, whether or not resulting in liability, insofar as such losses, damages, expenses, liabilities or actions arise out of or are based upon any untrue statement or alleged untrue statement of a material fact contained in the Registration Statement, Proxy Statement/Prospectus or any application, notice, petition, or filing with any Regulatory Authority or arise out of or are based upon the omission or alleged omission to state therein a material fact required to be stated therein, or necessary in order to make the statement therein not misleading, but only insofar as any such statement or omission was made in reliance upon and in conformity with information furnished in writing in connection therewith by any CBF Company.

(e) VBI will indemnify and hold harmless CBF and its officers, directors and employees from and against any and all actions, causes of actions, losses, damages, expenses or Liabilities to which any such entity, or any director, officer, employee or controlling person thereof, may become subject under applicable Laws (including the 1933 Act and the 1934 Act) and rules and regulations thereunder and will reimburse CBF, and any such director, officer, employee or controlling person for any legal or other expenses reasonably incurred in connection with investigating or defending any actions, whether or not resulting in liability, insofar as such losses, damages, expenses, liabilities or actions arise out of or are based upon any untrue statement or alleged untrue statement of a material fact contained in the Registration Statement, Proxy Statement/Prospectus or any application, notice, petition, or filing with any Regulatory Authority or arise out of or are based upon the omission or alleged omission to state therein a material fact required to be stated therein, or necessary in order to make the statement therein not misleading, but only insofar as any such statement or omission was made in reliance upon and in conformity with information furnished in writing in connection therewith by any VBI Company.

8.2 Access to Information.

(a) From the date of this Agreement until the earlier of the Effective Time or the termination of this Agreement, upon reasonable notice and subject to applicable Laws relating to the exchange of information, CBF and VBI shall, and shall cause each of their respective Subsidiaries to, afford to the officers, employees, accountants, counsel and other representatives of the other access to all its properties, books, contracts, commitments and records and, during such period, each of CBF and VBI shall, and shall cause each of their respective Subsidiaries to, make available to the other (i) a copy of each report, schedule, registration statement and other document filed or received by it during such period pursuant to the requirements of the Securities Laws or federal or state banking Laws (other than reports or documents which such Party is not permitted to disclose under applicable Law, in which case such Party shall notify the other Party of the nondisclosure and the nature of such information) and (ii) also other information concerning its business, properties and personnel as the other party may reasonably request.

(b) All information furnished by CBF to VBI or its representatives pursuant hereto shall be treated as the sole property of CBF and, if the Merger shall not occur, VBI and its representatives shall return to CBF all of such written information and all documents, notes, summaries or other materials containing, reflecting or referring to, or derived from, such information. VBI shall, and shall use its commercially reasonable efforts to cause its representatives to, keep confidential all such information, and shall not directly or indirectly use such information for any competitive or other commercial purpose. The obligation to keep such information confidential shall continue after the date the proposed Merger is abandoned and shall not apply to (i) any information which (x) was already in VBI’s possession prior to the disclosure thereof by CBF; (y) was then generally known to the public; or (z) was disclosed to VBI by a third party not bound by an obligation of confidentiality, or (ii) disclosures made as required by Law.

(c) All information furnished by VBI or its Subsidiaries to CBF or its representatives pursuant hereto shall be treated as the sole property of VBI and, if the Merger shall not occur, CBF and its representatives shall return to VBI all of such written information and all documents, notes, summaries or other materials containing, reflecting or referring to, or derived from, such information. CBF shall, and shall use its commercially reasonable efforts to cause its representatives to, keep confidential all such information, and shall not directly or indirectly use such information for any competitive or other commercial purpose. The obligation to keep such information confidential shall continue after the date the proposed Merger is abandoned and shall not apply to (i) any information which (x) was already in CBF’s possession prior to the disclosure thereof by VBI or any of its Subsidiaries; (y) was then generally known to the public; or (z) was disclosed to CBF by a third party not bound by an obligation of confidentiality, or (ii) disclosures made as required by Law.

(d) No investigation by either of the parties or their respective representatives shall affect the representations and warranties of the other set forth herein.

8.3 Efforts to Consummate. Subject to the terms and conditions of this Agreement, each of VBI and CBF shall use its commercially reasonable efforts to take, or cause to be taken,

all actions, and to do, or cause to be done, all things necessary, proper or advisable under applicable Laws to consummate and make effective, as soon as practicable after the date of this Agreement, the transactions provided for in this Agreement, including without limitation obtaining of all of the Consents and satisfying the conditions contained in Article 9 hereof.

8.4 VBI Stockholders’ Meeting. VBI shall call a meeting of its stockholders (the “VBI Stockholders’ Meeting”) to be held as soon as reasonably practicable after the date the S-4 Registration Statement is declared effective by the SEC for the purpose of voting upon this Agreement and such other related matters as it deems appropriate. In connection with the VBI Stockholders’ Meeting, (a) VBI shall prepare with the assistance of CBF a notice of meeting; (b) CBF shall furnish all information concerning it that VBI may reasonably request in connection with conducting the VBI Stockholders’ Meeting; (c) CBF shall prepare and furnish to VBI, for printing, copying and for distribution to VBI’s stockholders at VBI’s expense, the form of the Proxy Statement/Prospectus; (d) VBI shall furnish all information concerning it that CBF may reasonably request in connection with preparing the Proxy Statement/Prospectus; (e) subject to Section 10.1(k) of this Agreement, the VBI Board shall recommend to its stockholders the approval of this Agreement; and (f) VBI shall use its best efforts to obtain its stockholders’ approval. The Parties will consult with one another on the form and content of the Proxy Statement/Prospectus (including the presentation of draft copies of such proxy materials to the other) prior to filing with the SEC and delivery to VBI’s stockholders. VBI will use its commercially reasonable efforts to deliver notice of the Stockholders’ Meeting and the Proxy Statement/Prospectus as soon as practicable after the S-4 Registration Statement has been declared effective by the SEC.

8.5 Certificate of Objections. As soon as practicable (but in no event more than three (3) business days) after the VBI Stockholders’ Meeting, VBI shall deliver to CBF a certificate of the Secretary of VBI containing the names of the stockholders of VBI that both (a) gave written notice prior to the taking of the vote on this Agreement at the VBI Stockholders’ Meeting that they dissent from the Merger, and (b) voted against approval of this Agreement or abstained from voting with respect to the approval of this Agreement (“Certificate of Objections”). The Certificate of Objections shall include the number of shares of VBI Common Stock held by each such stockholder and the mailing address of each such stockholder.

8.6 Publicity. Neither CBF nor VBI shall, or shall permit any of their respective Subsidiaries or affiliates to issue or cause the publication of any press release or other public announcement with respect to, or otherwise make any public disclosure concerning, the transactions provided for in this Agreement without the consent of the other Party, which consent will not be unreasonably withheld; provided, however, that nothing in this Section 8.6 shall be deemed to prohibit any Party from making any disclosure which it deems necessary or advisable, with the advice of counsel, in order to satisfy such Party’s disclosure obligations imposed by Law or the rules of NASDAQ.

8.7 Expenses. All costs and expenses incurred in connection with the transactions provided for in this Agreement, including without limitation, registration fees, printing fees, mailing fees, attorneys’ fees, accountants’ fees, other professional fees and costs related to expenses of officers and directors of VBI and the VBI Companies, shall be paid by the party incurring such costs and expenses; provided, however, without the consent of CBF, all such costs and expenses incurred by VBI and the VBI Companies following the date of this Agreement shall not exceed $150,000 in the aggregate, exclusive of the Advisory Fee, VBI’s expenses contemplated by Section 8.12 and 9.2(f) below, and the adjustments contemplated by Section 8.14 below. Each Party hereby agrees to and shall indemnify the other Party against any liability arising from any advisory fee or payment incurred by such Party. Nothing contained herein shall limit either Party’s rights under Article 10 to recover any damages arising out of a Party’s willful breach of any provision of this Agreement.

8.8 Failure to Close.

(a) CBF expressly agrees to consummate the transactions provided for herein upon the completion of all conditions to Closing and shall not take any action reasonably calculated to prevent the Closing and shall not unreasonably delay any action reasonably required to be taken by it to facilitate the Closing.

(b) Subject to its rights and obligations upon receipt of an Acquisition Proposal as provided in Section 7.6 hereof, VBI expressly agrees to consummate the transactions provided for herein upon the completion of all conditions to Closing and shall not take any action reasonably calculated to prevent the Closing and shall not unreasonably delay any action reasonably required to be taken by it to facilitate the Closing.

8.9 Fairness Opinion. The VBI Board has engaged Austin Associates, LLC (the “VBI Financial Advisor”) to act as advisor to the VBI Board during the transaction and to opine separately as to the fairness from a financial point of view of the total consideration to be received by the VBI shareholders. VBI has received from the VBI Financial Advisor an opinion that, as of the date hereof, the total consideration to the VBI shareholders is fair to the shareholders of VBI from a financial point of view. VBI may elect to have the final fairness opinion updated immediately prior to the Effective Time in order to account for any Material Adverse Effect that may have occurred with regard to CBF.

8.10 Tax Treatment. Each of the Parties undertakes and agrees to use its commercially reasonable efforts to cause the Merger, and to take no action which would cause the Merger not to qualify as a “reorganization” within the meaning of Section 368(a) of the IRC for federal income tax purposes.

8.11 Agreement of Affiliates. VBI has disclosed on Schedule 8.11 each Person whom it reasonably believes is an “affiliate” of VBI for purposes of Rule 145 under the 1933 Act. VBI has caused each such Person to deliver to CBF as of the date of this Agreement a written agreement, substantially in the form of Exhibit C providing that such Person will not sell, pledge, transfer, or otherwise dispose of the shares of VBI Common Stock held by such Person except as contemplated by such agreement or by this Agreement and will not sell, pledge, transfer, or otherwise dispose of the shares of CBF Common Stock to be received by such Person upon consummation of the Merger, except in compliance with applicable provisions of the 1933 Act and the rules and regulations thereunder (and CBF shall be entitled to place restrictive legends upon certificates for shares of CBF Common Stock issued to affiliates of VBI pursuant to this Agreement to enforce the provisions of this Section 8.11). CBF shall not be required to maintain the effectiveness of the Registration Statement under the 1933 Act for the purposes of resale of CBF Common Stock by such affiliates.

8.12 Environmental Audit; Title Policy; Survey.

(a) At the election of CBF, CBF may, at its expense, procure, with respect to each parcel of real property that any of the VBI Companies owns, leases, subleases or is obligated to purchase, within forty-five (45) days of the date hereof, whatever environmental audits CBF may deem necessary or appropriate, which audits shall be conducted by a firm reasonably acceptable to VBI.

(b) At the election of CBF, CBF may, at its expense, with respect to each parcel of real property that VBI or VBI Bank owns, leases, subleases or is obligated to purchase, procure, within forty-five (45) days of the date hereof, a commitment to issue title insurance in such amounts and by such insurance company reasonably acceptable to CBF, which commitment shall be free of all material Liens and exceptions to CBF’s reasonable satisfaction.

(c) At the election of CBF, with respect to each parcel of real property as to which a title insurance policy is to be procured pursuant to subsection (b) above, CBF may, at its expense, procure, within forty-five (45) days of the date hereof, a survey of such real property, which survey shall be reasonably acceptable to CBF and shall be prepared by a licensed surveyor reasonably acceptable to CBF and VBI, disclosing the locations of all improvements, easements, sidewalks, roadways, utility lines and other matters customarily shown on such surveys and showing access affirmatively to public streets and roads and providing the legal description of the property in a form suitable for recording and insuring the title thereof. Such surveys shall not disclose any survey defect or encroachment from or onto such real property that has not been cured or insured over prior to the Effective Time. In addition, VBI shall deliver to CBF a complete legal description for each parcel of real estate or interest owned, leased or subleased by any VBI Company or in which any VBI Company has any ownership or leasehold interest.

(d) At the expiration of the forty-five day period set forth in subparagraphs 8.12(a), (b) and (c), CBF shall determine whether it has any objection to the environmental reports, title commitments or surveys so obtained. Unless CBF shall provide written notice to VBI of an objection in regard to any such environmental reports, title commitments or surveys within such forty-five (45) days, or if the estimated expense to remedy any such objection is less than $50,000, CBF shall be deemed to have waived any objection to such items. If CBF does provide written notice to VBI that it objects to the results of any such environmental reports, title commitments or surveys, and if the estimated expense to remedy any such objection is equal to or greater than $50,000, VBI shall have the right to cure any such objection. If VBI refuses, or has not been able, to cure any such objection within thirty (30) days’ of receipt of CBF’s notice of objection, CBF shall have the right, for a period of fifteen (15) days after such thirty (30) day period, to terminate this Agreement by providing to VBI written notice of such action. If CBF shall not have advised VBI of its decision to terminate this Agreement as a result of VBI’s failure to remedy any such objection as provided herein, CBF shall be deemed to have waived its rights to terminate this Agreement pursuant to this Section 8.12(d).

8.13 Compliance Matters. Prior to the Effective Time, VBI shall take, or cause to be taken, all commercially reasonable steps requested by CBF to cure any deficiencies in regulatory compliance by VBI or VBI Bank; provided, however, that CBF shall not be responsible for discovering such defects, shall not have any obligation to disclose the existence of such defects to VBI, and shall not have any liability resulting from such deficiencies or attempts to cure them.

8.14 Conforming Accounting and Reserve Policies. At the request of CBF, VBI shall immediately prior to Closing establish and take such charge offs, reserves and accruals as CBF reasonably shall request to conform VBI Bank’s loan, accrual, capital, reserve and other accounting policies to the policies of CBF (collectively, the “Conforming Adjustments”).

8.15 Notice of Deadlines. Schedule 8.15 lists the deadlines for extensions or terminations of any material leases, agreements or licenses (including specifically real property leases and data processing agreements) to which VBI or VBI Bank is a party.

8.16 Fixed Asset Inventory. At CBF’s request, at least thirty (30) days prior to the Effective Time, VBI shall take, or shall cause to be taken, an inventory of all fixed assets of the VBI Companies to verify the presence of all items listed on their respective depreciation schedules, and VBI shall allow CBF’s representatives, at the election of CBF, to participate in or be present for such inventory and shall deliver to CBF copies of all records and reports produced in connection with such inventory.

8.17 Director’s and Officer’s Indemnification.

(a) After the Effective Time and for a period concurrent with the applicable statute of limitations, CBF shall indemnify each director and executive officer of VBI (an “Indemnified Party”) against all liabilities arising out of actions or omissions occurring upon or prior to the Effective Time (including, without limitation, the transactions contemplated by this Agreement) to the maximum extent permitted under the articles of incorporation and bylaws of VBI as in effect on the date of this Agreement, subject to (i) the limitations and requirements of such articles of incorporation and bylaws, (ii) applicable Law, including, without limitation, Section 607.0850 of the FBCA, and (iii) the terms and conditions of the Director Agreements.

(b) Any Indemnified Party wishing to claim indemnification under Section 8.17(a) above upon learning of any such liability or litigation shall promptly notify CBF thereof. In the event of any claim or litigation that may give rise to indemnity obligations on the part of CBF (whether arising before or after the Effective Time), (i) CBF shall have the right to assume the defense thereof, and CBF shall not be liable to such Indemnified Party for any legal expenses of other counsel or any other expenses subsequently incurred by such Indemnified Party in connection with the defense thereof, except that if CBF elects not to assume such defense, or if counsel for the Indemnified Party advises in good faith that there are substantive issues that raise conflicts of interest between CBF and the Indemnified Party under the rules of professional ethics, the Indemnified Party may retain counsel satisfactory to him or her, and CBF shall pay all reasonable fees and expenses of such counsel for the Indemnified Party; provided, that CBF shall be obligated to pay for only one firm of counsel for all Indemnified Parties in any jurisdiction; (ii) all Indemnified Parties will cooperate in the defense of any such litigation; and (iii) CBF shall not be liable for any settlement effected without its prior written consent; and provided further, that CBF shall not have any obligation hereunder to the extent such arrangements are prohibited by applicable Law.

(c) CBF shall cause the persons serving as officers or directors of VBI or any VBI Subsidiary to be covered for a period from the Effective Time until April 21, 2010 by the directors’ and officers’ liability insurance policy currently maintained by VBI with respect to acts or omissions occurring prior to the Effective Time, provided that the total additional cost to be paid for such insurance shall not exceed $35,000. It is acknowledged by the Parties that VBI or VBI Bank has already fully paid for such director and officer liability insurance through April 21, 2008. CBF shall continue to provide indemnification, supported by a policy of directors’ and officers’ liability insurance, to such persons who continue after the Effective Time as officers and directors of VBI Bank to the same extent CBF provides such indemnification to the directors and officers of the CBF Companies.

(d) If CBF or any of its successors or assigns (i) shall consolidate with or merge into any corporation or entity and shall not be the continuing or surviving corporation or entity of such consolidation or merger or (ii) shall transfer all or substantially all of its properties and assets to any individual, corporation or other entity, then and in each such case, proper provision shall be made so that the successors and assigns of CBF shall assume the obligations set forth in this Section 8.17.

ARTICLE 9

CONDITIONS PRECEDENT TO OBLIGATIONS TO CONSUMMATE

9.1 Conditions to Obligations of Each Party. The respective obligations of each Party to perform this Agreement and consummate the Merger and the other transactions provided for herein are subject to the satisfaction of the following conditions, unless waived by both Parties pursuant to Section 11.4 of this Agreement:

(a) Stockholder Approval. The stockholders of VBI shall have approved this Agreement by the requisite vote, and the consummation of the transactions provided for herein, as and to the extent required by Law and by the provisions of any governing instruments, and VBI shall have furnished to CBF certified copies of resolutions duly adopted by its stockholders evidencing same.

(b) Regulatory Approvals. All Consents of, filings and registrations with, and notifications to, all Regulatory Authorities required for consummation of the Merger shall have been obtained or made and shall be in full force and effect and all notice and waiting periods required by Law to have passed after receipt of such Consents shall have expired. No Consent obtained from any Regulatory Authority that is necessary to consummate the transactions provided for herein shall be conditioned or restricted in a manner (including without limitation requirements relating to the raising of additional capital or the disposition of Assets) which in the reasonable judgment of the Board of

Directors of either Party would so materially adversely impact the economic or business benefits of the transactions provided for in this Agreement as to render inadvisable the consummation of the Merger.

(c) Consents and Approvals. Each Party shall have obtained any and all Consents required for consummation of the Merger (other than those referred to in Section 9.1(b) of this Agreement) or for the preventing of any Default under any Contract or Permit of such Party which, if not obtained or made, is reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on such Party. No Consent so obtained which is necessary to consummate the transactions provided for herein shall be conditioned or restricted in a manner which in the reasonable judgment of the Board of Directors of either Party would so materially adversely impact the economic or business benefits of the transactions contemplated by this Agreement as to render inadvisable the consummation of the Merger.

(d) Legal Proceedings. No court or Regulatory Authority of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any Law or Order (whether temporary, preliminary or permanent) or taken any other action that prohibits, restricts or makes illegal consummation of the transactions provided for in this Agreement. No action or proceeding shall have been instituted by any Person, and the Parties shall not have Knowledge of any threatened action or proceeding by any Person, which seeks to restrain the consummation of the transactions provided for in this Agreement which, in the opinion of the CBF Board or the VBI Board, renders it impossible or inadvisable to consummate the transactions provided for in this Agreement.

(e) Tax Opinion. VBI and CBF shall have received a written opinion from Hacker, Johnson & Smith, P.A. in form reasonably satisfactory to them (the “Tax Opinion”), to the effect that (i) the Merger will constitute a reorganization within the meaning of Section 368(a) of the IRC, (ii) the exchange in the Merger of VBI Common Stock for CBF Common Stock will not give rise to gain or loss to the stockholders of VBI with respect to such exchange (except to the extent of any cash received), and (iii) neither VBI nor CBF will recognize gain or loss as a consequence of the Merger (except for income and deferred gain recognized pursuant to Treasury regulations issued under Section 1502 of the IRC). In rendering such Tax Opinion, counsel for CBF shall be entitled to rely upon representations of officers of VBI and CBF reasonably satisfactory in form and substance to such counsel.

(f) S-4 Registration Statement Effective. The S-4 Registration Statement shall have been declared effective under the 1933 Act by the SEC and no stop order suspending the effectiveness of the S-4 Registration Statement shall have been issued and no action, suit, proceeding or investigation for that purpose shall have been initiated or threatened by the SEC. CBF shall have received all state securities Laws, or “blue sky” permits or other authorizations, or confirmations as to the availability of exemptions from registration requirements, as may be necessary to issue the CBF Common Stock pursuant to the terms of this Agreement.

9.2 Conditions to Obligations of CBF. The obligations of CBF to perform this Agreement and consummate the Merger and the other transactions provided for herein are subject to the satisfaction of the following conditions, unless waived by CBF pursuant to subsection 11.4(a) of this Agreement:

(a) Representations and Warranties. The representations and warranties of VBI set forth or referred to in this Agreement and in any certificate or document delivered pursuant to the provisions hereof shall be true and correct in all material respects as of the date of this Agreement and as of the Effective Time with the same effect as though all such representations and warranties had been made on and as of the Effective Time (provided that representations and warranties which are confined to a specified date shall speak only as of such date), except as expressly contemplated by this Agreement.

(b) Performance of Obligations. Each and all of the agreements, obligations and covenants of VBI to be performed and complied with pursuant to this Agreement and the other agreements provided for herein prior to the Effective Time shall have been duly performed and complied with in all material respects.

(c) Certificates. VBI shall have delivered to CBF (i) a certificate, dated as of the Effective Time and signed on its behalf by its chairman and its chief executive officer, to the effect that the conditions to CBF’s obligations set forth in subsections 9.2(a) and 9.2(b) of this Agreement have been satisfied, and (ii) certified copies of resolutions duly adopted by the VBI Board and the VBI stockholders evidencing the taking of all corporate action necessary to authorize the execution, delivery and performance of this Agreement, and the consummation of the transactions provided for herein, all in such reasonable detail as CBF and its counsel shall request.

(d) [Intentionally omitted].

(e) Net Worth and Capital Requirements. Immediately prior to the Effective Time, VBI and Subsidiaries shall have a minimum consolidated net worth of at least $15 million. For purposes of this Section 9.2(e), “net worth” shall mean, without regard to (i) the Conforming Adjustments, (ii) any unrealized gains or losses of securities classified as “Available for Sale,” (iii) any payments to be made to executives as provided in Sections 9.2(i) and 9.3(g), and (iv) any costs incurred by the Bank for any balance sheet only audit of VBI following December 31, 2006 (as may be requested by CBF pursuant to Section 9.2(f) below), the total consolidated shareholders’ equity of VBI as calculated in accordance with GAAP.

(f) Audits. CBF shall have received the audited financial statements of VBI on a consolidated basis as of and for the year ended December 31, 2006 containing an unqualified opinion thereon, from Cherry Bekaert & Holland, LLP, independent certified public accountants, and, if requested by CBF, a balance sheet only audit of VBI on a consolidated basis as of the end of the calendar month immediately preceding the Effective Time accompanied by the unqualified opinion thereon from Cherry Bekaert & Holland, LLP, independent certified public accountants.

(g) Conforming Adjustments. The Conforming Adjustments shall have been made to the satisfaction of CBF in its sole discretion.

(h) Matters Relating to 280G Taxes. CBF shall be satisfied in its reasonable discretion, either through mutually agreeable pre-Closing amendments or otherwise, that VBI shall have taken any and all reasonably necessary steps such that the Merger will not trigger any “excess parachute payment” (as defined in Section 280G of the IRC) under any Change in Control Agreements, Salary Continuation Agreements, VBI Benefit Plans, or similar arrangements between a VBI Company and any officers, directors, or employees thereof.

(i) Matters Relating to Compensation Matters. All Change in Control Agreements, Salary Continuation Agreements, Severance Agreements, and similar compensation agreements between any VBI Company and any individual shall be amended or terminated as of the Effective Time and each of Jerry L. Ball, Donald M. Weaver, Elizabeth A. Bravis, Michael Gottesman and Susan Radford-Butler shall have entered into amendments to their respective compensation agreements with VBI Bank substantially in the form agreed to as of the date hereof by such persons, VBI, VBI Bank and CBF.

(j) Regulatory Matters. No agency or department of federal, state or local government or any Regulatory Authority or the staff thereof shall have (i) asserted that any VBI Company is not in material compliance with any of the Laws or Orders that such governmental authority or Regulatory Authority enforces, (ii) revoked any material Permits, or (iii) issued, or required any VBI Company to consent to the issuance or adoption of, a cease and desist order, formal agreement, directive, commitment or memorandum of understanding, or any board resolution or similar undertaking, that, in the reasonable estimation of CBF, restricts or impairs the conduct of such VBI Company’s business or future prospects.

(k) Absence of Adverse Facts. There shall have been no determination by CBF in good faith that any fact, litigation, claim, event or condition exists or has occurred that, in the reasonable judgment of CBF, (i) would have a Material Adverse Effect on, or which may be foreseen to have a Material Adverse Effect on, VBI or VBI Bank or the consummation of the transactions provided for in this Agreement, (ii) would be of such significance with respect to the business or economic benefits expected to be obtained by CBF pursuant to this Agreement as to render inadvisable the consummation of the transactions pursuant to this Agreement, (iii) would be materially adverse to the interests of CBF on a consolidated basis or (iv) would render the Merger or the other transactions provided for in this Agreement impractical because of any state of war, national emergency, banking moratorium or general suspension of trading on NASDAQ, the New York Stock Exchange, Inc. or other national securities exchange.

(l) Consents Under Agreements. VBI shall have obtained the consent or approval of each Person (other than the Consents of the Regulatory Authorities) whose consent or approval shall be required in order to permit the succession by the Surviving Corporation to, or the continuation by VBI Bank or any other VBI Subsidiary of, as the case may be, any obligation, right or interest of VBI, VBI Bank or such VBI Subsidiary under any loan or credit agreement, note, mortgage, indenture, lease, license, Contract or other agreement or instrument, except those for which failure to obtain such consents and approvals would not in the reasonable opinion of CBF, individually or in the aggregate, have a Material Adverse Effect on the Surviving Corporation and VBI Bank or the VBI Subsidiary at issue.

(m) Material Condition. There shall not be any action taken, or any statute, rule, regulation or order enacted, entered, enforced or deemed applicable to the Merger by any Regulatory Authority which, in connection with the grant of any Consent by any Regulatory Authority, imposes, in the reasonable judgment of CBF, any material adverse requirement upon CBF or any CBF Subsidiary, including without limitation any requirement that CBF sell or dispose of any significant amount of the assets of VBI, VBI Bank and their respective subsidiaries, or any other CBF Subsidiary, provided that, except for any such requirement relating to the above-described sale or disposition of any significant assets of VBI or any CBF Subsidiary, no such term or condition imposed by any Regulatory Authority in connection with the grant of any Consent by any Regulatory Authority shall be deemed to be a material adverse requirement unless it materially differs from terms and conditions customarily imposed by any such entity in connection with the acquisition of banks, savings associations and bank and savings association holding companies under similar circumstances.

(n) Certification of Claims. VBI shall have delivered a certificate to CBF that VBI is not aware of any pending, threatened or potential claim against the directors or officers of VBI or VBI Bank or under the directors and officers insurance policy or the fidelity bond coverage of VBI or any VBI Company.

(o) Loan Portfolio. There shall not have been any material increase since the date of this Agreement in the Loans required to be described in Schedule 5.9(a)(iv).

(p) VBI 401(k) Plan. CBF shall have received such evidence and documentation as it shall have reasonably requested to effectuate the termination of the Valrico State Bank 401(k) Plan.

(q) Legal Proceedings. No action, proceeding or claim shall have been instituted by any Person, and the Parties shall not have Knowledge of any threatened action, claim or proceeding by any Person, against any VBI Company and/or their respective officers or directors.

9.3 Conditions to Obligations of VBI. The obligations of VBI to perform this Agreement and consummate the Merger and the other transactions provided for herein are subject to the satisfaction of the following conditions, unless waived by VBI pursuant to subsection 11.4(b) of this Agreement:

(a) Representations and Warranties. The representations and warranties of CBF set forth or referred to in this Agreement and in any certificate of document delivered pursuant to the provisions hereof shall be true and correct in all material respects as of the date of this Agreement and as of the Effective Time with the same effect as though all such representations and warranties had been made on and as of the Effective Time (provided that representations and warranties which are confined to a specified date shall speak only as of such date), except as expressly contemplated by this Agreement.

(b) Performance of Obligations. Each and all of the agreements, obligations and covenants of CBF to be performed and complied with pursuant to this Agreement and the other agreements provided for herein prior to the Effective Time shall have been duly performed and complied with in all material respects.

(c) Certificates. CBF shall have delivered to VBI (i) a certificate, dated as of the Effective Time and signed on its behalf by its chief executive officer and its chief financial officer, to the effect that the conditions to VBI’s obligations set forth in subsections 9.3(a) and 9.3(b) of this Agreement have been satisfied, and (ii) certified copies of resolutions duly adopted by the CBF Board evidencing the taking of all corporate action necessary to authorize the execution, delivery and performance of this Agreement, and the consummation of the transactions provided for herein, all in such reasonable detail as VBI and its counsel shall request.

(d) [Intentionally omitted]

(e) CBF Common Stock. The CBF Common Stock to be issued in the Merger shall have been qualified as a NASDAQ “national market system security” pursuant to Section 7.7 hereof.

(f) Regulatory Matters. No agency or department of federal, state or local government, or any Regulatory Authority or the staff thereof shall have (i) asserted that any CBF Company is not in material compliance with any of the Laws or Orders that such governmental authority or Regulatory Authority enforces, or (ii) issued, or required any CBF Company to consent to the issuance or adoption of, a cease and desist order, formal agreement, directive, commitment or memorandum of understanding, or any board resolution or similar undertaking that, in the reasonable estimation of VBI, restricts or impairs the conduct of such CBF Company’s business or future prospects.

(g) Matters Relating to Compensation Matters. All Change in Control Agreements, Salary Continuation Agreements, Severance Agreements, and similar compensation agreements between any VBI Company and any individual shall be amended or terminated as of the Effective Time and each of Jerry L. Ball, Donald M. Weaver, Elizabeth A. Bravis, Michael Gottesman and Susan Radford-Butler shall have entered into amendments to their respective compensation agreements with VBI Bank substantially in the form agreed to as of the date hereof by such persons, VBI, VBI Bank and CBF.

(h) Absence of Adverse Facts. There shall have been no determination by VBI in good faith that any fact, litigation, claim, event or condition exists or has occurred that, in the reasonable judgment of VBI, would have a Material Adverse Effect on, or which may be foreseen to have a Material Adverse Effect on, the CBF Companies, taken as a whole, or the consummation of the transactions provided for in this Agreement.

ARTICLE 10

TERMINATION

10.1 Termination. Notwithstanding any other provision of this Agreement, and notwithstanding the approval of this Agreement by the stockholders of BANK, this Agreement may be terminated and the Merger abandoned at any time prior to the Effective Time:

(a) by mutual written consent of the CBF Board and the VBI Board; or

(b) by the CBF Board or the VBI Board in the event of an inaccuracy of any representation or warranty contained in this Agreement which cannot be or has not been cured within thirty (30) days after the giving of written notice to the breaching Party of such inaccuracy and which inaccuracy is reasonably likely, in the opinion of the non-breaching Party, to have, individually or in the aggregate, a Material Adverse Effect on the breaching Party; or

(c) by the CBF Board or the VBI Board in the event of a material breach by the other Party of any covenant, agreement or other obligation contained in this Agreement which cannot be or has not been cured within thirty (30) days after the giving of written notice to the breaching Party of such breach; or

(d) by the CBF Board or the VBI Board (provided that the terminating Party is not then in material breach of any representation, warranty, covenant, agreement or other obligation contained in this Agreement) if (i) any Consent of any Regulatory Authority required for consummation of the Merger and the other transactions provided for herein shall have been denied by final nonappealable action of such authority or if any action taken by such Authority is not appealed within the time limit for appeal, or (ii) the stockholders of VBI fail to vote their approval of this Agreement and the transactions provided for herein as required by applicable Law at its Stockholders’ Meeting where the transactions are presented to such VBI stockholders for approval and voted upon; or

(e) by the CBF Board, if, notwithstanding any disclosures in the Schedules attached hereto or otherwise, (i) there shall have occurred any Material Adverse Effect with respect to VBI, or (ii) any facts or circumstances shall develop or arise after the date of this Agreement which are reasonably likely to cause or result in any Material Adverse Effect with respect to VBI, and such Material Adverse Effect (or such facts or circumstances) shall not have been remedied within fifteen (15) days after receipt by VBI of notice in writing from CBF specifying the nature of such Material Adverse Effect and requesting that it be remedied; or

(f) by the VBI Board, if (i) there shall have occurred any Material Adverse Effect with respect to CBF, or (ii) any facts or circumstances shall develop or arise after the date of this Agreement which are reasonably likely to cause or result in any Material Adverse Effect with respect to CBF, and such Material Adverse Effect (or such facts or circumstances) shall not have been remedied within fifteen (15) days after receipt by CBF of notice in writing from VBI specifying the nature of such Material Adverse Effect and requesting that it be remedied; or

(g) by the CBF Board or the VBI Board if the Merger shall not have been consummated by the 210th day subsequent to the date of this Agreement, if the failure to consummate the transactions provided for herein on or before such date is not caused by any breach of this Agreement by the Party electing to terminate pursuant to this Section 10.1(g); or

(h) by the CBF Board or the VBI Board if any of the conditions precedent to the obligations of such Party to consummate the Merger cannot be satisfied or fulfilled by the date specified in Section 10.1(g) of this Agreement and such failure was not the fault of the terminating party; or

(i) by the CBF Board if the holders of in excess of five percent (5%) of the outstanding shares of VBI Common Stock properly assert their dissenters’ rights of appraisal pursuant to the Dissenter Provisions; or

(j) by the CBF Board if (i) the VBI Board shall have withdrawn, or adversely modified, or failed upon CBF’s request to reconfirm its recommendation of the Merger or this Agreement, (ii) the VBI Board shall have approved or recommended to the stockholders of VBI that they approve an Acquisition Proposal other than that contemplated by this Agreement, (iii) VBI fails to call the VBI Stockholders’ Meeting or otherwise breaches its obligations in Section 8.4 hereof, or (iv) any Person (other than VBI or an Affiliate of VBI) or group becomes the beneficial owner of 25% or more of the outstanding shares of VBI Common Stock; or

(k) by the VBI Board if (i) the VBI Board authorizes VBI, subject to complying with the terms of this Agreement, to enter into a definitive agreement concerning a transaction that constitutes a Superior Proposal and VBI notifies CBF in writing that it intends to enter into such an agreement, (ii) CBF does not make, within 7 business days of the receipt of VBI’s written notification of its intent to enter into a definitive agreement for a Superior Proposal, an offer that the VBI Board determines, in good faith after consultation with its financial advisors, is at least as favorable, in the aggregate, to the stockholders of VBI as the Superior Proposal, and (iii) makes the payment required by Section 10.2(b). VBI agrees (x) that it will not enter into a definitive agreement referred to in clause (i) above until at least the tenth business day after it has provided the notice to CBF required thereby, and (y) to notify CBF promptly in writing if its intention to enter into a definitive agreement referred to in its notification shall change at any time after giving such notification.

(l) by the CBF Board or the VBI Board pursuant to the provisions set forth in Section 8.12 hereof.

10.2 Effect of Termination.

(a) In the event of a termination of this Agreement by either the CBF Board or the VBI Board as provided in Section 10.1, this Agreement shall become void and there shall be no Liability or obligation on the part of CBF or VBI or their respective officers or directors, except that this Section 10.2 and Article 11 and Sections 8.2 and 8.7 of this Agreement shall survive any such termination; provided, however, that nothing herein shall relieve any breaching Party from Liability for an uncured willful breach of a representation, warranty, covenant, obligation or agreement giving rise to such termination.

(b) In the even that this Agreement is terminated (i) by the CBF Board pursuant to Section 10.1(j) or (ii) by the VBI Board pursuant to Section 10.1(k), then VBI shall, in the case of clause (i), one business day after the date of such termination or, in the case of clause (ii), on the date of such termination, pay to CBF, by wire transfer of immediately available funds, the amount of $1,500,000 (the “Termination Fee”).

(c) In the event that (i) after the date hereof an Acquisition Proposal shall have been publicly disclosed or any Person shall have publicly disclosed that, subject to the Merger being disapproved by VBI stockholders or otherwise rejected, it will make an Acquisition Proposal with respect to VBI and thereafter this Agreement is terminated by the CBF Board or the VBI Board pursuant to Section 10.1(d)(ii), and (ii) concurrently with such termination or within nine months of such termination VBI enters into a definitive agreement with respect to an Acquisition Proposal or consummates an Acquisition Proposal, then VBI shall, upon the earlier of entering into a definitive agreement with respect to an Acquisition Proposal or consummating an Acquisition Proposal, pay to CBF, by wire transfer of immediately available funds, the Termination Fee.

(d) VBI acknowledges that the agreements contained in Sections 10.2(b) and 10.2(c) are an integral part of the transactions provided for in this Agreement, and that, without these agreements, CBF would not enter into this Agreement; accordingly, if VBI fails to promptly pay the amount due pursuant to Section 10.2(b) or Section 10.2(c), as the case may be, and, in order to obtain such payment, CBF commences a suit which results in a judgment for any of the Termination Fee, VBI shall pay CBF its costs and expenses (including attorneys’ fees) in connection with such suit.

10.3 Non-Survival of Representations and Covenants. The respective representations, warranties, obligations, covenants and agreements of the Parties shall not survive the Effective Time, except for those covenants and agreements contained herein which by their terms apply in whole or in part after the Effective Time.

ARTICLE 11

MISCELLANEOUS

11.1 Definitions. Except as otherwise provided herein, the capitalized terms set forth below (in their singular and plural forms as applicable) shall have the following meanings:

“Acquisition Agreement” shall have the meaning provided in Section 7.6(a) of this Agreement.

“Acquisition Proposal,” with respect to VBI, means a tender or exchange offer, proposal for a merger, acquisition of all the stock or Assets of, consolidation or other business combination involving VBI or any of its Subsidiaries or any proposal or offer to acquire in any manner more than 15% of the voting power in, or more than 15% of the business, Assets or deposits of, VBI or any of its Subsidiaries, including a plan of liquidation of VBI or any of its Subsidiaries, other than the transactions contemplated by this Agreement.

“Act” shall mean the Federal Deposit Insurance Act.

“1933 Act” shall mean the Securities Act of 1933, as amended.

“1934 Act” shall mean the Securities Exchange Act of 1934, as amended.

“Advisory Fee” shall have the meaning provided in Section 5.24 of this Agreement.

“Affiliate” of a Person shall mean: (i) any other Person directly, or indirectly through one or more intermediaries, controlling, controlled by or under common control with such Person; (ii) any officer, director, partner, employer, or direct or indirect beneficial owner of any 10% or greater equity or voting interest of such Person; or (iii) any other Person for which a Person described in clause (ii) acts in any such capacity.

“Agreement” shall mean this Agreement and Plan of Merger, including the Exhibits and Schedules delivered pursuant hereto and incorporated herein by reference. References to “the date of this Agreement,” “the date hereof” and words of similar import shall refer to the date this Agreement was first executed, as indicated in the introductory paragraph on the first page hereof.

“Articles of Merger” shall mean the Articles of Merger to be signed by CBF and VBI and filed with the Secretary of State of Florida relating to the Merger as contemplated by Section 1.1 of this Agreement.

“Assets” of a Person shall mean all of the assets, properties, businesses and rights of such Person of every kind, nature, character and description, whether real, personal or mixed, tangible or intangible, accrued or contingent, or otherwise relating to or utilized in such Person’s business, directly or indirectly, in whole or in part, whether or not carried on the books and records of such Person, and whether or not owned in the name of such Person or any Affiliate of such Person and wherever located.

“BHC Act” shall mean the federal Bank Holding Company Act of 1956, as amended.

“Cash Consideration” shall have the meaning provided in Section 3.1(c) of this Agreement.

“Cash Election” shall have the meaning provided in Section 3.1(e)(i) of this Agreement.

“CBF” shall mean Centerstate Banks of Florida, Inc. of Florida, Inc., a Florida corporation.

“CBF Board” shall mean the Board of Directors of CBF.

“CBF Common Stock” shall mean the $.01 par value common stock of CBF.

“CBF Companies” shall mean, collectively, CBF and all CBF Subsidiaries.

“CBF Financial Statements” shall mean (i) the audited consolidated balance sheets (including related notes and schedules, if any) of CBF as of December 31, 2005, 2004 and 2003, and the related statements of income, changes in stockholders’ equity and cash flows (including related notes and schedules, if any) for the years then ended, as delivered by CBF to VBI, and (ii) the unaudited consolidated balance sheets of CBF (including related notes and schedules, if any) and related statements of income, changes in stockholders’ equity and cash flows (including related notes and schedules, if any) delivered by CBF to VBI with respect to periods ended subsequent to December 31, 2005.

“CBF Subsidiaries” shall mean the Subsidiaries of CBF.

“Certificate of Objections” shall have the meaning provided in Section 8.5 of this Agreement.

“Closing” shall mean the closing of the Merger and the other transactions provided for herein, as described in Section 1.2 of this Agreement.

“Conforming Adjustments” shall have the meaning provided in Section 8.14 of this Agreement.

“Consent” shall mean any consent, approval, authorization, clearance, exemption, waiver or similar affirmation by any Person pursuant to any Contract, Law, Order or Permit.

“Contract” shall mean any written or oral agreement, arrangement, authorization, commitment, contract, indenture, debenture, instrument, trust agreement, guarantee, lease, obligation, plan, practice, restriction, understanding or undertaking of any kind or character, or other document to which any Person is a party or that is binding on any Person or its capital stock, Assets or business.

“Cutoff” shall have the meaning provided in Section 4.2 of this Agreement.

“Declaration of Trust” means that certain Amended and Restated Declaration of Trust of the Trust dated as of May 20, 2004.

“Default” shall mean (i) any breach or violation of or default under any Contract, Order or Permit, (ii) any occurrence of any event that with the passage of time or the giving of notice or both would constitute a breach or violation of or default under any Contract, Order or Permit, or

(iii) any occurrence of any event that with or without the passage of time or the giving of notice would give rise to a right to terminate or revoke, change the current terms of, or renegotiate, or to accelerate, increase, or impose any Liability under, any Contract, Order or Permit, where, in any such event, such Default is reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on a Party.

“Designated Representative”

(a) with respect to VBI shall mean Jerry L. Ball and/or J.E. “Bob” McLean, III; and

(b) with respect to CBF shall mean Ernest S. Pinner and/or James J. Antal.

“Director Agreements” shall have the meaning provided in Section 1.4 of this Agreement.

“Dissenter Provisions” shall have the meaning provided in Section 3.4 of this Agreement.

“Effective Time” shall mean the date and time at which the Merger becomes effective as provided in Section 1.3 of this Agreement.

“Election Deadline” shall have the meaning provided in Section 3.1(f) of this Agreement.

“Election Form” shall have the meaning provided in Section 3.1(e) of this Agreement.

“Employment Laws” shall mean all Laws relating to employment, equal employment opportunity, nondiscrimination, immigration, wages, unemployment wages, hours, benefits, collective bargaining, the payment of social security and similar taxes, occupational safety and health and plant closing, including, but not limited to, 42 U.S.C. § 1981, Title VII of the Civil Rights Act of 1964, as amended, the Civil Rights Act of 1991, the Age Discrimination in Employment Act, the Equal Pay Act, the Fair Labor Standards Act, the Family and Medical Leave Act, the Americans with Disabilities Act, Workers’ Compensation, Uniformed Services Employment and Re-Employment Rights Act of 1994, Older Workers Benefit Protection Act, Pregnancy Discrimination Act and the Worker Adjustment and Retraining Notification Act.

“Environmental Laws” shall mean all Laws which are administered, interpreted or enforced by the United States Environmental Protection Agency and state and local agencies with jurisdiction over pollution or protection of the environment.

“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended.

“Exchange Agent” shall mean Continental Stock Transfer & Trust Company.

“Exchange Ratio” shall have the meaning given such term in Section 3.1(d) hereof.

“Exchange Schedule” shall have the meaning given such term in Section 3.6 hereof.

“FBCA” shall mean the Florida Business Corporation Act, as amended.

“FDIC” shall mean the Federal Deposit Insurance Corporation.

“FRB” or “Federal Reserve Board” shall mean Board of Governors of the Federal Reserve System.

“GAAP” shall mean generally accepted accounting principles, consistently applied during the periods involved.

“Hazardous Material” shall mean any pollutant, contaminant, or hazardous substance within the meaning of the Comprehensive Environment Response, Compensation, and Liability Act, 42 U.S.C. § 9601 et seq., or any similar federal, state or local Law.

“Indemnified Party” shall have the meaning provided in Section 7.8(a) of this Agreement.

“Indenture” means certain indenture dated as of May 20, 2004, between VBI and Wells Fargo Bank, National Association, as Trustee.

“IRC” shall mean the Internal Revenue Code of 1986, as amended, and the rules and regulations promulgated thereunder.

“Knowledge” as used with respect to a Party shall mean the actual knowledge of the officers and directors of such Party and that knowledge that any director of the Party would have obtained upon a reasonable examination of the books, records and accounts of such Party and that knowledge that any officer of the Party would have obtained upon a reasonable examination of the books, records and accounts of such officer and such Party.

“Law” shall mean any code, law, ordinance, regulation, reporting or licensing requirement, rule, or statute applicable to a Person or its Assets, Liabilities or business, including without limitation those promulgated, interpreted or enforced by any of the Regulatory Authorities.

“Liability” shall mean any direct or indirect, primary or secondary, liability, indebtedness, obligation, penalty, cost or expense (including without limitation costs of investigation, collection and defense), claim, deficiency, guaranty or endorsement of or by any Person (other than endorsements of notes, bills, checks and drafts presented for collection or deposit in the ordinary course of business) of any type, whether accrued, absolute or contingent, liquidated or unliquidated, matured or unmatured, or otherwise.

“Lien” shall mean any conditional sale agreement, default of title, easement, encroachment, encumbrance, hypothecation, infringement, lien, mortgage, pledge, reservation, restriction, security interest, title retention or other security arrangement, or any adverse right or interest, charge or claim of any nature whatsoever of, on or with respect to any property or property interest, other than (i) Liens for current property Taxes not yet due and payable, (ii) for depository institution Subsidiaries of a Party, pledges to secure deposits and other Liens incurred in the ordinary course of the banking business, and (ii) Liens which are not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on a Party.

“Litigation” shall mean any action, arbitration, cause of action, claim, complaint, criminal prosecution, demand letter, governmental or other examination or investigation, hearing, inquiry, administrative or other proceeding or notice (written or oral) by any Person alleging potential Liability or requesting information relating to or affecting a Party, its business, its Assets (including without limitation Contracts related to it), or the transactions provided for in this Agreement, but shall not include regular, periodic examinations of depository institutions and their Affiliates by Regulatory Authorities.

“Litigation Reserve” shall have the meaning set forth in Section 5.9(a) of this Agreement.

“Loan Property” shall mean any property owned by a Party in question or by any of its Subsidiaries or in which such Party or Subsidiary holds a security interest, and, where required by the context, includes the owner or operator of such property, but only with respect to such property.

“Loans” shall have the meaning set forth in Section 5.9(a) of this Agreement.

“Material” for purposes of this Agreement shall be determined in light of the facts and circumstances of the matter in question; provided that any specific monetary amount stated in this Agreement shall determine materiality in that instance.

“Material Adverse Effect” on a Party shall mean an event, change or occurrence that, individually or together with any other event, change or occurrence, has a material adverse impact on (i) the financial position, results of operations or business of such Party and its Subsidiaries, taken as a whole, or (ii) the ability of such Party to perform its obligations under this Agreement or to consummate the Merger or the other transactions provided for in this Agreement; provided that “material adverse impact” shall not be deemed to include the impact of (x) changes in banking and similar Laws of general applicability or interpretations thereof by courts of governmental authorities, (y) changes in generally accepted accounting principles or regulatory accounting principles generally applicable to banks and their holding companies and (z) the Merger or the announcement of the Merger on the operating performance of the Parties.

“Merger” shall mean the merger of VBI with and into CBF referred to in the Preamble of this Agreement.

“NASD” shall mean the National Market System of the National Association of Securities Dealers, Inc.

“NASDAQ” shall mean the National Association of Securities Dealers Automated Quotations System.

“Non-Election” shall have the meaning provided in Section 3.1(e)(iii) of this Agreement.

“Order” shall mean any administrative decision or award, decrees, injunction, judgment, regulation, directive, consent agreement, memorandum of understanding, order, quasi-judicial decision or award, ruling, or writ of any federal, state, local or foreign or other court, arbitrator, mediator, tribunal, administrative agency or Regulatory Authority.

“OREO Reserve” shall have the meaning set forth in Section 5.9(a) of this Agreement.

“Participation Facility” shall mean any facility in which the Party in question or any of its Subsidiaries participates in the management and, where required by the context, includes the owner or operator or such property, but only with respect to such property.

“Party” shall mean either VBI or CBF, and “Parties” shall mean both VBI and CBF.

“Permit” shall mean any federal, state, local and foreign governmental approval, authorization, certificate, easement, filing, franchise, license, notice, permit or right to which any Person is a party or that is or may be binding upon or inure to the benefit of any Person or its securities, Assets or business.

“Person” shall mean a natural person or any legal, commercial or governmental entity, such as, but not limited to, a corporation, general partnership, joint venture, limited partnership, limited liability company, trust, business association, group acting in concert or any person acting in a representative capacity.

“Placement Agent” means Citigroup Global Markets Inc.

“Proxy Statement/Prospectus” shall have the meaning set forth in Section 5.18 of this Agreement.

“Purchase Agreement” means that certain Purchase Agreement dated May 13, 2004, among the Placement Agent, the Company and the Trust. “Representative” shall have the meaning set forth in Section 3.1(e) of this Agreement.

“Regulatory Authorities” shall mean, collectively, the Federal Trade Commission, the United States Department of Justice, the FRB, the FDIC, all state regulatory agencies having jurisdiction over the Parties and their respective Subsidiaries, the NASD and the SEC.

“Related Interest” shall have the meaning set forth in Section 5.15 of this Agreement.

“S-4 Registration Statement” shall have the meaning set forth in Section 5.18 of this Agreement.

“SEC” shall mean the United States Securities and Exchange Commission.

“Securities Laws” shall mean the 1933 Act, the 1934 Act, the Investment Company Act of 1940 as amended, the Investment Advisers Act of 1940, as amended, the Trust Indenture Act of 1939, as amended, the Sarbanes-Oxley Act, as amended, and the rules and regulations of any Regulatory Authority promulgated thereunder.

“Stock Consideration Shortfall” shall have the meaning set forth in Section 3.1(j)(i) of this Agreement.

“Stock Conversion Number” shall have the meaning provided in Section 3.1(c) of this Agreement.

“Stock Election” shall have the meaning set forth in Section 3.1(e)(ii) of this Agreement.

“Stock Election Number” shall have the meaning set forth in Section 3.1(h) of this Agreement.

“Subsidiaries” shall mean all those corporations, banks, associations or other entities of which the entity in question owns or controls 50% or more of the outstanding equity securities either directly or through an unbroken chain of entities as to each of which 50% or more of the outstanding equity securities is owned directly or indirectly by its parent; provided, however, there shall not be included any such entity acquired through foreclosure or any such entity the equity securities of which are owned or controlled in a fiduciary capacity.

“Superior Proposal” means a bona fide written Acquisition Proposal which the VBI Board concludes in good faith to be more favorable from a financial point of view to its stockholders than the Merger and the other transactions contemplated hereby, (1) after receiving the advice of its financial advisors (who shall be a nationally recognized investment banking firm, CBF agreeing that the VBI Financial Advisor is a nationally recognized investment banking firm), (2) after taking into account the likelihood of consummation of such transaction on the terms set forth therein (as compared to, and with due regard for, the terms herein) and (3) after taking into account all legal (with the advice of outside counsel), financial (including the financing terms of any such proposal), regulatory and other aspects of such proposal and any other relevant factors permitted under applicable law; provided that for purposes of the definition of “Superior Proposal”, the references to “more than 15%” in the definition of Acquisition Proposal shall be deemed to be references to “a majority” and the definition of Acquisition Proposal shall only refer to a transaction involving VBI and not its Subsidiaries.

“Surviving Corporation” shall mean CBF as the surviving corporation in the Merger.

“Takeover Laws” shall have the meaning set forth in Section 5.28 of this Agreement.

“Tax Opinion” shall have the meaning set forth in Section 9.1(e) of this Agreement.

“Taxes” shall mean any federal, state, county, local, foreign and other taxes, assessments, charges, fares, and impositions, including interest and penalties thereon or with respect thereto.

“Termination Fee” shall have the meaning set forth in Section 10.2(b) of this Agreement.

“Trust” shall mean Valrico Capital Trust, a Statutory Trust created under Delaware law.

“VBI” shall mean Valrico Bancorp, Inc., a Florida corporation.

“VBI Allowance” shall have the meaning provided for in Section 5.9(a) of this Agreement.

“VBI Bank” shall mean Valrico State Bank, a Florida banking corporation.

“VBI Benefit Plans” shall have the meaning set forth in Section 5.14(a) of this Agreement.

“VBI Board” shall mean the Board of Directors of VBI.

“VBI Call Reports” shall mean (i) the Reports of Income and Condition of VBI Bank for the years ended December 31, 2005 and 2004, as filed with the FDIC; (ii) the Reports of Income and Condition of VBI Bank delivered by VBI to CBF with respect to periods ended subsequent to December 31, 2005; (iii) the Consolidated Financial Statements for Bank Holding Companies, Form FRY 9C, of VBI for the year ended December 31, 2005; and (iv) the Consolidated Financial Statements for Bank Holding Companies, Form FRY 9C, of VBI with respect to periods ended subsequent to December 31, 2005.

“VBI Certificate” shall have the meaning provided in Section 4.2 of this Agreement.

“VBI Common Stock” shall mean the no par value common stock of VBI.

“VBI Companies” shall mean, collectively, VBI and all VBI Subsidiaries.

“VBI Contracts” shall have the meaning set forth in Section 5.15 of this Agreement.

“VBI ERISA Plans” shall have the meaning set forth in Section 5.14(a) of this Agreement.

“VBI Financial Advisor” shall have the meaning set forth in Section 8.9 of this Agreement.

“VBI Financial Statements” shall mean (i) the audited consolidated balance sheets (including related notes and schedules, if any) of VBI as of December 31, 2005, and the related statements of income, changes in stockholders’ equity and cash flows (including related notes and schedules, if any) for the years then ended, together with the report thereon of Cherry Bekaert & Holland, LLP, independent certified public accountants, (ii) the unaudited consolidated balance sheets of VBI (including related notes and schedules, if any) and related statements of income, changes in stockholders’ equity and cash flows (including related notes and schedules, if any) with respect to periods ended subsequent to December 31, 2005; and (iii) the audited consolidated balance sheets (including related notes and schedules, if any) of VBI Bank as of December 31, 2004 and 2003, and the related statements of income, changes in stockholders’ equity and cash flows (including related notes and schedules, if any) for the years then ended, together with the report thereon of Cherry Bekaert & Holland, LLP, independent certified public accountants, as to the consolidated financial statements as of and for the year ended December 31, 2004, and Rex Meighen & Company, LLC, independent certified public accountants, as to the financial statements as of and for the year ended December 31, 2003.

“VBI Option” shall have the meaning provided in Section 3.1(l) of this Agreement.

“VBI Pension Plan” shall have the meaning set forth in Section 5.14(a) of this Agreement.

“VBI Stock Option Plans” shall mean the Valrico Bancorp, Inc. Directors’ Stock Option Plan and the Valrico Bancorp, Inc. Officers’ and Employees’ Stock Option Plan.

“VBI Stockholders’ Meeting” shall mean the meeting of the stockholders of VBI to be held pursuant to Section 8.4 of this Agreement, including any adjournment or adjournments thereof.

“VBI Subsidiaries” shall mean the Subsidiaries of VBI, which shall include the VBI Subsidiaries described in Section 5.4 of this Agreement and any corporation, bank, savings association or other organization acquired as a Subsidiary of VBI in the future and owned by VBI at the Effective Time.

11.2 Entire Agreement. Except as otherwise expressly provided herein, this Agreement (including the documents and instruments referred to herein) constitutes the entire agreement between the Parties with respect to the transactions provided for herein and supersedes all prior arrangements or understandings with respect thereto, written or oral.

11.3 Amendments. To the extent permitted by Law, this Agreement may be amended by a subsequent writing signed by each of the Parties upon the approval of the Boards of Directors of each of the Parties; provided, however, that after approval of this Agreement by the holders of VBI Common Stock, there shall be made no amendment that pursuant to applicable Law requires further approval by the VBI stockholders without the further approval of the VBI stockholders.

11.4 Waivers.

(a) Prior to or at the Effective Time, CBF, acting through the CBF Board, chief executive officer or other authorized officer, shall have the right to waive any Default in the performance of any term of this Agreement by VBI, to waive or extend the time for the compliance or fulfillment by VBI of any and all of its obligations under this Agreement, and to waive any or all of the conditions precedent to the obligations of CBF under this Agreement, except any condition which, if not satisfied, would result in the violation of any Law. No such waiver shall be effective unless in writing signed by a duly authorized officer of CBF. No representation or warranty in this Agreement shall be affected or deemed waived by reason of the fact that CBF and/or its representatives knew or should have known that any such representation or warranty was, is, might be or might have been inaccurate in any respect.

(b) Prior to or at the Effective Time, VBI, acting through the VBI Board, chief executive officer or other authorized officer, shall have the right to waive any Default in the performance of any term of this Agreement by CBF, to waive or extend the time for the compliance or fulfillment by CBF of any and all of its obligations under this Agreement, and to waive any or all of the conditions precedent to the obligations of VBI under this Agreement, except any condition which, if not satisfied, would result in the violation of any Law. No such waiver shall be effective unless in writing signed by a duly authorized officer of VBI. No representation or warranty in this Agreement shall be affected or deemed waived by reason of the fact that VBI and/or its representatives knew or should have known that any such representation or warranty was, is, might be or might have been inaccurate in any respect.

11.5 Assignment. Except as expressly provided for herein, neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any Party hereto (whether by operation of Law or otherwise) without the prior written consent of the other Party. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by the Parties and their respective successors and assigns.

11.6 Notices. All notices or other communications which are required or permitted hereunder shall be in writing and sufficient if delivered by hand, by facsimile transmission, by registered or certified mail, postage pre-paid, or by courier or overnight carrier, to the persons at the addresses set forth below (or at such other address as may be provided hereunder), and shall be deemed to have been delivered as of the date so delivered:

If to VBI, then to:	Valrico Bancorp, Inc.
1815 SR 60 East
Valrico, Florida 33594
Telecopy Number: (813) 643-7365
Attention: Jerry L. Ball,
President and Chief Executive Officer
with a copy to:	Shumaker, Loop & Kendrick, LLP
1000 Jackson Street
Toledo, Ohio 43604-5573
Telecopy Number: (419) 241-6894
:	Attention: Thomas C. Blank, Esq.
If to CBF, then to:	Centerstate Banks of Florida, Inc.
1101 First Street South
Suite 202
Winter Haven, Florida 33880
Telecopy Number: (863) 297-8152
Attention: Mr. Ernest S. Pinner,
Chairman, President and
Chief Executive Officer
with a copy to:	Smith Mackinnon, PA
Citrus Center, Suite 800
255 South Orange Avenue
Orlando, Florida 32801
Telecopy Number: (407) 843-2448
Attention: John P. Greeley, Esq.

11.7 Brokers and Finders. Except as provided in Section 5.24 as to VBI, and Hovde Financial LLC as to CBF, each of the Parties represents and warrants that neither it nor any of its officers, directors, employees or Affiliates has employed any broker or finder or incurred any Liability for any financial advisory fees, investment bankers’ fees, brokerage fees, commissions or finders’ fees in connection with this Agreement or the transactions provided for herein. In the event of a claim by any broker or finder based upon his or its representing or being retained by or allegedly representing or being retained by VBI or CBF, each of VBI and CBF, as the case may be, agrees to indemnify and hold the other Party harmless of and from any Liability with respect to any such claim.

11.8 Governing Law. This Agreement shall be governed by and construed in accordance with the Laws of the State of Florida without regard to any applicable conflicts of Laws, except to the extent federal law shall be applicable.

11.9 Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one and the same document with the same force and effect as though all parties had executed the same document.

11.10 Captions. The captions as to contents of particular articles, sections or paragraphs contained in this Agreement and the table of contents hereto are for reference purposes only and are not part of this Agreement.

11.11 Enforcement of Agreement. The Parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement was not performed in accordance with its specific terms or was otherwise breached. It is accordingly agreed that the Parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in any court of the United States or any state having jurisdiction, this being in addition to any other remedy to which they are entitled at law or in equity. In any dispute or action between the Parties arising out of this Agreement, including any litigation, arbitration, and appellate proceedings (and efforts to enforce the judgment, award or other disposition of any of the same), the prevailing party shall be entitled to have and recover from the other Party all reasonable fees, costs and expenses incurred in connection with such dispute or action (including reasonable attorneys’ fees).

11.12 Severability. Any term or provision of this Agreement that is invalid or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement or affecting the validity or enforceability of any of the terms or provisions of this Agreement in any other jurisdiction. If any provision of this Agreement is so broad as to be unenforceable, the provision shall be interpreted to be only so broad as is enforceable.

11.13 Construction of Terms. Where the context so requires or permits, the use of singular form includes the plural, and the use of the plural form includes the singular, and the use of any gender includes any and all genders. Accounting terms used and not otherwise defined in this Agreement have the meanings determined by, and all calculations with respect to accounting or financial matters unless otherwise provided for herein, shall be computed in accordance with generally accepted accounting principles, consistently applied. References herein to articles, sections, paragraphs, subparagraphs or the like shall refer to the corresponding articles, sections, paragraphs, subparagraphs or the like of this Agreement. The words “hereof,” “herein,” and terms of similar import shall refer to this entire Agreement. Unless the context clearly requires otherwise, the use of the terms “including,” “included,” “such as,” or terms of similar meaning, shall not be construed to imply the exclusion of any other particular elements.

11.14 Schedules. The disclosures in the Schedules to this Agreement, and those in any supplement thereto, must relate only to the representations and warranties in the Section of the Agreement to which they expressly relate and not to any other representation or warranty in this Agreement. In the event of any inconsistency between the covenants or statements in the body of this Agreement and those in the Schedules (other than an exception expressly set forth as such in the Schedules with respect to a specifically identified representation or warranty), the covenants and statements in the body of this Agreement will control.

11.15 Exhibits and Schedules. Each of the exhibits and schedules attached hereto is an integral part of this Agreement and shall be applicable as if set forth in full at the point in the Agreement where reference to it is made. No Third Party Beneficiaries. Nothing in this Agreement expressed or implied is intended to confer upon any Person, other than the Parties or their respective successors, any right, remedies, obligations or liabilities under or by reason of this Agreement, except as expressly contemplated by this Agreement.

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IN WITNESS WHEREOF, each of the Parties has caused this Agreement to be executed on its behalf and its corporate seal to be hereunto affixed and attested by its respectively authorized officers as of the day and year first above written.

VALRICO BANCORP, INC.

By:	/s/ Jerry L. Ball
Jerry L. Ball
Its: President and Chief Executive Officer

CENTERSTATE BANKS OF FLORIDA, INC.

By:	/s/ Ernest S. Pinner
Ernest S. Pinner
Its: Chairman, President and
Chief Executive Officer

[Exhibits Intentionally Omitted]